UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Bank of Commerce Holdings
(Name of Registrant as Specified in its Charter)

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Bank of Commerce Holdings

Notice of 2014 Annual Meeting of Shareholders

And

Proxy Statement

April 10, 2014

Dear Shareholder:

It is my pleasure to invite you to the Bank of Commerce Holdings 2014 Annual Meeting of Shareholders.

We will hold the meeting on Tuesday, May 20, 2014 at 5:15 p.m. in the lobby of Redding Bank of Commerce located at 1951 Churn Creek Road, Redding, California 96002. In addition to the formal items of business, I will report on past performance and future prospects.

At the Annual Meeting, you will be asked to elect the slate of directors, to ratify the appointment of independent accountants for 2014, and to consider an advisory non-binding vote on the compensation of the Company’s named executive officers. This mailing includes the formal notice of the Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting, and our 2013 Form 10-K and Annual Report provide financial results and information about Bank of Commerce Holdings and its subsidiaries.

Please vote promptly by telephone, internet or mail regardless of whether or not you plan to attend the meeting. You may later decide to vote in person at the meeting if you are a shareholder of record, or you may revoke your proxy or voting instructions for any other reason before your shares are voted. Your vote is important.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Randall S. Eslick

Randall S. Eslick

President and Chief Executive Officer

Bank of Commerce Holdings & Subsidiaries

This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 10, 2014

Bank of Commerce Holdings

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 20, 2014
Time:	5:15 p.m.
Place:	Redding Bank of Commerce
1951 Churn Creek Road
Redding, California 96002

At our 2014 Annual Meeting, we will ask you to:

●	Elect the slate of nine (9) directors, each to serve for a term of one year;

●	Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014;

●	To vote in an advisory (non-binding) capacity on a resolution approving named executive officer compensation; and

●	Transact any other business that may properly be presented at the Annual Meeting.

If you were a shareholder of record as of the close of business on Monday, March 31, 2014, you are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about Thursday, April 10, 2014.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via telephone, internet or mail. Instructions regarding telephone and internet voting are included on the proxy card. The telephone number to vote by phone is (855) 601-5121 and the address to vote by internet is https://www.rtcoproxy.com/boch. Have your proxy card in hand. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement. Returning your proxy card will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ David H. Scott

David H. Scott
Corporate Secretary, Bank of Commerce Holdings

Redding, California
Dated: April 10, 2014

TABLE OF CONTENTS

Page

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

Why did you send me this Proxy Statement?	1
Who is entitled to vote?	1
What constitutes a quorum?	2
How many votes do I have?	2
How do I vote?	2
How do I change my vote?	3
Will my shares be voted if I do not sign and return my proxy card?	3
What vote is required to approve each proposal?	3
Proposal 1: Elect the Slate of Directors	3
Proposal 2: Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014	3
Proposal 3: Advisory (non-binding) Resolution on Executive Compensation	3
What are the Board’s recommendations?	4
What are the costs of soliciting these Proxies?	4
How do I obtain a Form 10-K and/or an Annual Report?	4
Interests of directors, nominees and executive officers in matters to be voted upon	4

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS	5

5% Shareholders	5
Directors and Executive Officers	5
Section 16(a) Beneficial Ownership Reporting Compliance	6

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS	7

Executive Officers of the Company	7
Directors of the Company	8

THE BOARD, BOARD COMMITTEES AND GOVERNANCE MATTERS	11

Corporate Governance Guidelines	11
Executive Officers	12
Code of Ethics and Corporate Governance Documents	12

DIRECTOR INDEPENDENCE; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	13

Director Independence	13
Certain Relationships and Related Transactions	14

COMMITTEES OF THE BOARD OF DIRECTORS	15

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE AND NOMINATIONS FOR DIRECTOR	16

INFORMATION ON DIRECTOR AND EXECUTIVE COMPENSATION	18

Executive Compensation	18
Role and Relationship of the Compensation Consultant	25
Summary Compensation Table	26
Equity Incentive Plan	27
Outstanding Equity Awards at Fiscal Year End	28
Grants of Plan-Based Awards	28
Option Exercises and Stock Vested	28
Post-Employment and Termination Benefits	29
Pension Benefits	30
Potential Payments upon Termination or Change in Control	32

i

Director Compensation	33

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	34

REPORT OF THE AUDIT AND QUALIFIED LEGAL COMPLIANCE COMMITTEE	35

Fees Paid to Independent Registered Public Accounting Firm	36

SHAREHOLDER PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS	37

PROPOSAL NO. 1: Election of Directors	37
PROPOSAL NO. 2: Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014	37
PROPOSAL NO. 3: Advisory (Non-Binding) Resolution on Executive Compensation	37

OTHER BUSINESS	38

ii

Bank of Commerce Holdings

1901 Churn Creek Road
Redding, California 96002
(530) 722-3939

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Internet Availability: The Bank of Commerce Holdings Proxy Statement for the 2014 Annual Meeting of Shareholders being held on Tuesday, May 20, 2014 and the Annual Report to Shareholders (which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available on the internet at http://www.cfpproxy.com/6562.

Why did you send me this Proxy Statement?

The Board of Directors (the “Board”) of Bank of Commerce Holdings (the “Company”) is soliciting proxies from its shareholders to be used at the Annual Meeting of Shareholders on Tuesday, May 20, 2014 (the “Annual Meeting”). This Proxy Statement (the “Proxy Statement”) summarizes the information you need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or use the convenient telephone or internet voting method as described in the proxy card. In this Proxy Statement, “us,” “we” or “our” refer to the Company.

Along with this Proxy Statement, we are also sending you our 2013 Annual Report on Form 10-K (“Form 10-K”) and 2013 Annual Report (“Annual Report”).

Who is entitled to vote?

Shareholders of record at the close of business on Monday, March 31, 2014 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 13,630,077 shares of common stock ("Common Stock") outstanding and entitled to vote. The Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B issued to the U.S. Treasury in connection with the Small Business Lending Fund carries no voting rights with respect to any matter to be acted upon at the Annual Meeting.

There are two types of ownership of the Company’s Common Stock. A significant percentage of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between the two types of ownership.

Shareholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker non-vote, however, is not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.

How many votes do I have?

Each share of the Company’s Common Stock that you owned as of the Record Date entitles you to one vote except with respect to the election of directors. With respect to the election of directors, each holder of Common Stock may cumulate his, her, or its votes and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Such shareholder may cast all of his, her or its votes for a single candidate or may distribute such votes among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any shareholder who desires to do so to announce his, her or its intention to cumulate his, her or its votes. The proxy card indicates the number of votes that you have.

How do I vote?

By Telephone or Internet: You may cast your vote by telephone or internet (at no cost to you) as indicated on the proxy card. Telephone and internet voting are available 24 hours per day. If a shareholder votes by telephone or internet, there is no need to return the proxy card.

The telephone number to vote by phone is (855) 601-5121, and the address to vote by internet is https://www.rtcoproxy.com/boch. Have your proxy card in hand.

By Mail:

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

Shares represented by properly executed proxies that are received prior to the deadline for submitting proxies and that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement, FOR the ratification of the appointment of the independent registered public accounting firm, and FOR the advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers (the “named executive officers”). Any proxy given by a shareholder may be revoked before its exercise by:

●	giving notice to us in writing;
●	delivering to us a subsequently dated proxy; or
●	notifying us at the Annual Meeting before the shareholder vote is taken.

In Person at the Annual Meeting:

●

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

●

Beneficial Owner. Shares held in street name may be voted in person by you only if you present a “Legal Proxy” at the Annual Meeting. A “Legal Proxy” may be obtained by contacting your broker in advance of the Annual Meeting.

How do I change my vote?

Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you vote by telephone or internet, you may change your vote until the telephone or internet polls close; the final vote is the one that will count. If you fill out and submit the proxy card, you may change your vote at any time before the vote is conducted at the Annual Meeting. You may notify the Company’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy. You may also attend the Annual Meeting and vote in person.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not vote by telephone or internet, if you do not return your signed proxy card, or if you do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or approval of the advisory (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

It is very important that you vote on the proposals presented. Your broker can only vote on Proposal 2 for you.

What vote is required to approve each proposal?

Proposal 1: Elect the Slate of Directors

The nominees for director who receive the most affirmative votes will be elected. If you do not vote for a particular nominee or you indicate "Withhold Authority" to vote for a particular nominee on your proxy card, your vote will not count "For" or "Against" the nominee.

Proposal 2: Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants. Abstentions will have no effect on the outcome of the proposal.

Proposal 3: Advisory (non-binding) Resolution on Executive Compensation

We are asking our shareholders to approve on an advisory (non-binding) basis the compensation of our named executive officers as disclosed in this Proxy Statement. Detailed information about the compensation of our named executive officers is included in the section entitled “Information on Director and Executive Compensation” and “Compensation Discussion and Analysis.”

Our executive compensation programs are designed (i) to attract and retain well-qualified executives, (ii) to link executive officer compensation to the Company’s financial performance, and (iii) to reward executive officers for creating shareholder value. We believe our executive compensation programs achieve these objectives.

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to approve the advisory (non-binding) resolution on the compensation of the Company’s named executive officers. Our Board and Executive Compensation Committee (“Executive Compensation Committee”) value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote as recommended by the Board. The Board recommends a vote:

"For" the election of all nominees for director;

“For” the ratification of the selection of Moss Adams, LLP as our independent public accountants for 2014; and

“For” the non-binding resolution approving named executive officer compensation as disclosed in this Proxy Statement.

If any other matter is presented, your proxy holder will vote in accordance with the recommendation of the Board or, if no recommendation is given, in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement.

What are the costs of soliciting these Proxies?

The expense of printing and mailing proxy materials, including this Proxy Statement, the Form 10-K and the Annual Report, will be borne by the Company. In addition to the solicitation of proxies by mail, certain directors, officers and other employees of the Company solicit proxies by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. We have contracted with Registrar and Transfer Company and Broadridge Financial Solutions, Inc. to assist us in the distribution of materials and tabulation of the results.

How do I obtain a Form 10-K and/or an Annual Report?

The Company’s consolidated financial statements for the year ended December 31, 2013 are part of the Company's Form 10-K which accompanies this Proxy Statement.

Additional copies of the Form 10-K and Annual Report may be obtained upon written request to Samuel D. Jimenez, Executive Vice President and Chief Operating Officer / Chief Financial Officer at the Company's administrative offices, 1901 Churn Creek Road, Redding, California 96002, and are also available on our website at www.bankofcommerceholdings.com.

The Securities and Exchange Commission (the “SEC”) maintains an internet site at http://www.sec.gov that includes the Company’s SEC filings. Access to the Company’s Form 10-K, quarterly reports on Form 10-Q, Current Reports on Form 8-K, and Section 16 reports by Company insiders are available free of charge as soon as they are filed with the SEC.

Interests of directors, nominees and executive officers in matters to be voted upon

No directors, nominees, or executive officers of the Company have a personal interest in the matters to be voted upon in this election other than, for directors, their desire to continue serving as directors. The vote respecting approval of executive compensation is non-binding, and a vote denying approval would not directly affect executive compensation but would be considered in future compensation decisions by the Board and the Executive Compensation Committee.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table shows, as of February 28, 2014, the amount of Company Common Stock directly owned (unless otherwise indicated) by:

●	each person or entity who is known by the Company to beneficially own more than five percent (5%) of the Company’s Common Stock,

●	each of the Company’s directors and nominees,

●	each of the named executive officers, and

●	all directors and named executive officers of the Company as a group.

We have determined beneficial ownership in accordance with the rules of the SEC which has defined beneficial ownership to mean more than ownership in the usual sense. In general, beneficial ownership includes (i) securities over which a director or executive officer is deemed to have voting or investment control, either directly or indirectly, and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days of February 28, 2014. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares.

5% Shareholders

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wellington Management Company, LLP	1,391,710	9.75%
280 Congress Street
Boston, MA 02210 (1)

(1)	According to the Schedule 13G/A filed on February 14, 2014.

Directors and Executive Officers

Name and Address* of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
Randall S. Eslick	27,209	(5)	0.19%
Samuel D. Jimenez	45,906	(6)	0.33%
Patrick J. Moty	237,539	(7)	1.70%
Robert J. O’Neil (1)	19,579	(8)	0.14%
Robert N. Rowe (2)	5,325	(9)	0.04%
Linda J. Miles (3)	16,806		0.12%
Robert C. Oberg (4)	0		0.00%
Orin N. Bennett	76,264	(10)	0.55%
Gary R. Burks	9,132	(11)	0.07%
Joseph Q. Gibson	48,805	(12)	0.35%
Jon W. Halfhide	43,700	(13)	0.31%
David H. Scott	101,975	(14)	0.73%
Terence J. Street	10,000		0.07%
Lyle L. Tullis	210,620	(15)	1.51%
All directors, named executive officers and beneficial owners as a group (14 persons)	852,860		6.10%

*	The address for each Beneficial Owner is 1901 Churn Creek Road, Redding, California 96002.

(1)	Mr. O’Neil became an officer effective December 17, 2013.
(2)	Mr. Rowe resigned his position effective March 4, 2014.

(3)	Ms. Miles retired effective February 1, 2013. She was appointed to the Redding Bank of Commerce board of directors effective July 1, 2013.

(4)	Mr. Oberg resigned his position effective October 2, 2013.

(5)	Includes 18,500 options that could be exercised within 60 days from February 28, 2014.

(6)	Includes 19,000 options that could be exercised within 60 days from February 28, 2014.

(7)	Includes 131,924 shares in the Company’s 401(k) Plan over which Mr. Moty has voting powers as Trustee and 25,500 options that could be exercised within 60 days from February 28, 2014.

(8)	Includes 12,200 options that could be exercised within 60 days from February 28, 2014.

(9)	Includes 3,000 options that could be exercised within 60 days from February 28, 2014.

(10)	Includes 58,264 shares held by the Bennett Family Revocable Trust, 2,000 shares held jointly with his spouse, and 16,000 options that could be exercised within 60 days from February 28, 2014.

(11)	Includes 5,000 options that could be exercised within 60 days from February 28, 2014.

(12)	Includes 2,700 options that could be exercised within 60 days from February 28, 2014.

(13)	Includes 30,900 shares held by the Halfhide Family Trust of which Mr. Halfhide is co-trustee with his spouse and 12,800 options that could be exercised within 60 days from February 28, 2014.

(14)

Includes 204 shares held individually by spouse, 7,711 shares in the Company’s 401(k) retirement plan and 16,819 shares in spouse’s individual retirement account. Mr. Scott and his spouse pledged 76,041 shares of the Company’s Common Stock to Umpqua Bank to secure a loan.

(15)	Includes 9,000 shares held individually by Mr. Tullis’ spouse and 1,037 options that could be exercised within 60 days from February 28, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely upon a review of such reports and written representations, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed in a timely manner except as noted below:

●

Randall S. Eslick, an executive officer, did not timely file a Form 4 relating to the grant of stock options on (i) October 14, 2008 and (ii) March 1, 2012. Mr. Eslick filed a Form 5 on February 13, 2014 to report the transactions.

●

Samuel D. Jimenez, an executive officer, (i) did not timely file a Form 4 relating to the grant of stock options on March 1, 2012. Mr. Jimenez filed a Form 5 on February 14, 2014 to report the transaction.

●	Patrick J. Moty, an executive officer, did not timely file a Form 4 relating to the grant of stock options on March 1, 2012. Mr. Moty filed a Form 5 on February 13, 2014 to report the transaction.

●

Robert J. O’Neil, an executive officer, did not timely file a Form 3 upon his becoming subject to Section 16(a) reporting requirements effective December 17, 2013. Mr. O’Neil filed a Form 5 on February 14, 2014 to remedy the issue.

●

Linda J. Miles, a director, did not timely file a Form 3 upon her appointment to the Redding Bank of Commerce Board effective July 1, 2013. Ms. Miles subsequently filed the required report on February 14, 2014.

●	Orin N. Bennett, a director, did not timely file a Form 4 relating to the purchase of stock by a family trust. Mr. Bennett filed Form 5 on February 14, 2014 to report the transaction.

INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers of the Company

The following table sets forth information with respect to the named executive officers of the Company, including their ages and employment history for the last five years.

Name	Age	Position(s)
Randall S. Eslick	56	President and Chief Executive Officer (1)
Samuel D. Jimenez	49	Executive Vice President, Chief Operating Officer / Chief Financial Officer (2)
Patrick J. Moty	57	Executive Vice President and Regional President, Redding Bank of Commerce (3)
Robert J. O’Neil	58	Senior Vice President and Regional President, Sacramento Bank of Commerce (formerly Roseville Bank of Commerce) (4)
Robert N. Rowe	39	Senior Vice President and Chief Risk Officer (5)
Linda J. Miles	60	Executive Vice President and Chief Operating Officer (6)
Robert C. Oberg	53	Senior Vice President and Chief Risk Officer (7)

(1)    Mr. Eslick served as Executive Vice President and Regional President from December 2012 to November 19, 2013. As of November 19, 2013, Mr. Eslick was appointed President and Chief Executive Officer.

(2)     Mr. Jimenez served as Executive Vice President and Chief Financial Officer from March 2011 to December 17, 2013. As of December 17, 2013, Mr. Jimenez was also appointed Chief Operating Officer.

(3)     Mr. Moty served as President and Chief Executive Officer from August 2007 to November 19, 2013. As of November 19, 2013, Mr. Moty was appointed Executive Vice President and Regional President.

(4)     Mr. O’Neil served as Senior Vice President and Regional Credit Manager from 2008 to December 17, 2013. As of December 17, 2013, Mr. O’Neil was appointed Senior Vice President and Regional President.

(5)     Mr. Rowe served as Senior Vice President and Chief Credit Officer from March 2012 to January 2014. He served as Senior Vice President and Chief Risk Officer from January 2014 until his resignation from the Company in March 2014.

(6)     Ms. Miles served as Executive Vice President and Chief Operating Officer from May 2009 until her retirement from the Company in February 2013. In July 2013, Ms. Miles was appointed to the Redding Bank of Commerce board of directors.

(7)     Mr. Oberg served as Senior Vice President and Chief Risk Officer from March 2009 until his resignation from the Company effective October 2, 2013.

Randall S. Eslick, 56, was promoted to President and Chief Executive Officer of the Company in November 2013. Immediately prior, he served as Regional President of Roseville Bank of Commerce (which has been rebranded as Sacramento Bank of Commerce) from December 2005 to November 2013. From 2002 until December 2005, Mr. Eslick served as Senior Vice President and Regional Manager of Roseville Bank of Commerce. Mr. Eslick joined the Company in March 2001 as Senior Vice President and Commercial Loan Officer. Prior to joining the Company, Mr. Eslick served as Vice President and Commercial Loan Officer at another California independent financial institution. Mr. Eslick was appointed to the Board of the Company and to the board of directors of Redding Bank of Commerce in November 2013 when he assumed the role of President and Chief Executive Officer of the Company. As our Chief Executive Officer and a director, Mr. Eslick serves as the primary liaison between the Board and management and as the executive officer with overall responsibility for executing the Company’s strategic plan.

Samuel D. Jimenez, 49, has served as the Chief Financial Officer and Principal Accounting Officer of the Company since May 1, 2009, was promoted from Senior Vice President to Executive Vice President in March 2011, and in December 2013 was also appointed Chief Operating Officer. Prior to becoming Chief Financial Officer, he served as Senior Vice President and Director of Risk Management of Redding Bank of Commerce beginning in September 2003. Mr. Jimenez was a Federal Deposit Insurance Corporation Examiner from 1992 to 2003. Mr. Jimenez is a Certified Public Accountant. Mr. Jimenez also serves as Assistant Corporate Secretary of the Company.

Patrick J. Moty, 57, has been with the Company since 1985 and serves as Executive Vice President and Regional President of Redding Bank of Commerce, a position he has held since November 2013. Mr. Moty served as President and Chief Executive Officer of the Company from August 2007 to November 2013. Prior to becoming Chief Executive Officer, he served as Executive Vice President and Chief Credit Officer of the Company beginning in December 2005, as Senior Vice President and Chief Credit Officer of the Company beginning in 2000 and in various other roles beginning in 1985. Prior to joining the Company in 1985, Mr. Moty spent four years in lending at a large regional financial institution. Mr. Moty served as a director of the Company and Redding Bank of Commerce from 2007 to 2013 and as a director of Bank of Commerce Mortgage from 2009 to 2012.

Robert J. O’Neil, 58, has served as Senior Vice President and Regional President of Sacramento Bank of Commerce (formerly Roseville Bank of Commerce) since December 2013. He served as Senior Vice President and Regional Credit Manager from 2008 to 2013 and as Vice President of Commercial Lending from 2002 to 2008. From 1986 to 2002, he served as a Senior Executive with another California independent financial institution, and from 1975 to 1986, he served in lending at a large regional financial institution.

Robert N. Rowe, 39, served as Senior Vice President and Chief Risk Officer of the Company from January 2014 to March 2014, at which time he resigned from the Company to pursue other career opportunities. From March 2012 until January 2014, Mr. Rowe was Senior Vice President and Chief Credit Officer of the Company. Mr. Rowe joined the Company in July 2011 as Senior Vice President Credit Administrator. Mr. Rowe has over twelve years of financial services expertise. Prior to joining the Company, he was a commissioned examiner with the Federal Deposit Insurance Corporation from September 2008 to June 2011.

Linda J. Miles, 60, served as Executive Vice President and Chief Operating Officer of the Company and Redding Bank of Commerce from May 2009 until her retirement in February 2013. From January 1996 to April 2009, she served as Executive Vice President and Chief Financial Officer of the Company. From October 1989 to December 1995, she served as Senior Vice President and Chief Financial Officer of the Company. Before joining the Company, Ms. Miles was Senior Vice President and Chief Financial Officer at another California independent financial institution. Ms. Miles served as a director of Bank of Commerce Mortgage from May 2009 until the company was sold in 2012. In July 2013, Ms. Miles was appointed as a director of Redding Bank of Commerce.

Robert C. Oberg, 53, served as Senior Vice President and Chief Risk Officer of the Company from March 2009 to October 2013 when he resigned from the Company to pursue other career opportunities. Prior to joining the Company, Mr. Oberg served as Chief Risk Officer for the Federal Home Loan Bank of Dallas and Senior Vice President Credit Risk for GMAC Global Finance. Mr. Oberg began his banking career in 1984 with the Office of the Comptroller of the Currency and has over twenty years of COSO and Basel risk-management experience. Mr. Oberg was responsible for the identification, assessment, and management of risk throughout the organization. Mr. Oberg was also responsible for risk quantification and modeling, and he oversaw Redding Bank of Commerce’s Compliance, Audit, Loan Review, Fraud, and BSA functions.

Directors of the Company

Information regarding each of the current directors and director nominees is provided below, including each nominee’s name, age as of the Record Date, the year first elected a director of the Company, principal occupation, and public company directorships during the past five years. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of the Company. All directors of the Company currently serve as directors of Redding Bank of Commerce (“Redding Bank of Commerce”). Directors generally are appointed to serve on the Redding Bank of Commerce board for a one-year term prior to being eligible for election to the Company’s Board.

Orin N. Bennett

Mr. Bennett, 65, has been a director of Redding Bank of Commerce since September 2005 and of the Company since 2006.

Business Experience: Mr. Bennett is a registered Civil Engineer in California and Oregon. In 2008, he founded Bennett Engineering Services in Roseville, California which provides engineering services to cities, counties and special districts primarily in Northern California. Mr. Bennett also owns Bennett West Roseville LLC and is a partner in each of BD Properties, LLC and Portola 192, LLC, which are each real estate investment companies. Mr. Bennett was employed by the international engineering firm of CH2M Hill from 1974 to 1980 prior to forming his own business. Mr. Bennett’s knowledge of the Sacramento/Roseville market and his real estate experience provide valuable insight of the existing opportunities for a community bank to provide its services and operations and make his continued service to the Board a valuable asset.

Other Public Company Directorships: None.

Committees: Mr. Bennett serves on the Executive, Executive Compensation, Nominating and Corporate Governance, and Long-Range Planning committees of the Board. He also serves as Chairman of the Redding Bank of Commerce Loan Committee.

Gary R. Burks

Mr. Burks, 59, has been a director of Redding Bank of Commerce since June 2007 and of the Company since 2008.

Business Experience: Mr. Burks has been Vice President and General Manager of Foothill Distributing Company, Inc. (an Anheuser-Busch wholesale company) in Redding since October 1991 and has twenty years of experience on its board. He served as president of Redding Rotary from 1991 to 1992, and he was an Executive Board member of the Redding Chamber of Commerce from 1985 to 1991. Mr. Burks’ experience in running a large-scale company and his involvement in many academic and community activities make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Burks serves as Chairman of the Nominating and Corporate Governance Committee and also serves on the Audit, Executive Compensation and Long-Range Planning committees of the Board.

Randall S. Eslick

Mr. Eslick, 56, has been a director of the Company and Redding Bank of Commerce since November 2013.

Business Experience: Please see above in “Executive Officers of the Company.” Mr. Eslick joined the Company in 2001. He serves on the board of directors of River Oak Center for Children and is its former Chairman. His experience with the Company, extensive career in banking, and reputation in the community make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Because Mr. Eslick is an employee of the Company and is therefore not independent, he is not a member of any Company committee, but he is an invited guest at all committee meetings. Mr. Eslick presently serves on the ALCO, CRA, Loan, and Long-Range Planning committees of Redding Bank of Commerce.

Joseph Q. Gibson

Mr. Gibson, 66, has been a director of Redding Bank of Commerce since November 2009 and of the Company since 2010.

Business Experience: Mr. Gibson has thirty-seven years of experience in business management. He was a teacher and administrator for Anderson Union High School from 1973 to 2003, and he has been an owner of SFI Insurance, Inc. since 1992. He currently serves on the Anderson Union High School Board, Shasta College Foundation Board, he is Past President of Riverview Golf and Country Club, and he was president of the Anderson Rotary from 2002 to 2003. Mr. Gibson’s extensive experience in the insurance industry as well as his experience working with various organizations involved in academic and community activities make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Gibson presently serves on the Long-Range Planning committee of the Board. He also serves the Redding Bank of Commerce board as Chairman of the CRA Committee and as a member of the ALCO Committee.

Jon W. Halfhide, CPA

Mr. Halfhide, 56, has been a director of Redding Bank of Commerce since November 2005 and of the Company since 2006. He was appointed Vice Chairman of the Board in February 2013.

Business Experience: Mr. Halfhide serves on the board of directors and on the Investment Committee of Shasta Regional Community Foundation. From January 2000 to January 2013, Mr. Halfhide served as president of Dignity Healthcare North State Service Area and St. Elizabeth Community Hospital. He has over thirty years of management experience with Dignity Healthcare and has served in the capacity of Controller and Chief Financial Officer. Mr. Halfhide also served on the non-profit board of directors of Mercy Foundation North and Catholic Healthcare West North State and the non-profit board of directors of the Tehama County Economic Development Corporation. Mr. Halfhide’s vast experience as a certified public accountant, his knowledge of running a health care facility, his designation as an audit committee financial expert, and his involvement in community activities make his continued service to the Board a valuable asset.

Other Public Company Directorships: None.

Committees: Mr. Halfhide serves as Chairman of the Executive Compensation Committee. He also serves on the Audit Committee and meets the criteria of an audit committee financial expert under the SEC rules. Mr. Halfhide serves on the Executive and Long-Range Planning committees of the Board and is Chairman of the Redding Bank of Commerce ALCO Committee.

Linda J. Miles

Ms. Miles, 60, has been a director of Redding Bank of Commerce since July 2013 and is a director nominee at the Company’s 2014 Annual Meeting.

Business Experience: Please see above in “Executive Officers of the Company.” Ms. Miles’ institutional knowledge, community banking experience and extensive history with the Company make her a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Ms. Miles is not currently a director of the Company and therefore is not a member of any Company committee. As a director of Redding Bank of Commerce, Ms. Miles serves on the ALCO Committee.

David H. Scott, CPA

Mr. Scott, 70, has been a director of Redding Bank of Commerce since April 1997 and of the Company since May 1997.

Business Experience: Mr. Scott is a partner of D.H. Scott & Company, LLP, a public accounting firm, which is a position he has held since June 1986. He also serves on the non-profit Economic Development Corporation of Shasta County and the Shasta Historical Society. Mr. Scott’s experience in public and private business, his extensive experience in the field of public accounting and his vast experience working with various organizations in many aspects of the financial process offers a valuable perspective to our Board.

Other Public Company Directorships: None.

Committees: Mr. Scott serves as Chairman of the Audit Committee and as a member of the Executive and Long-Range Planning committees of the Board. The Board has determined that Mr. Scott meets the criteria of an audit committee financial expert under SEC rules. Mr. Scott also serves as the Corporate Secretary of the Company. Mr. Scott is a member of the ALCO and Loan Committees of Redding Bank of Commerce.

Terence J. Street

Mr. Street, 59, has been a director of Redding Bank of Commerce since August 2012 and of the Company since the 2013 annual meeting.

Business Experience: Mr. Street is the past President of Roebbelen Contracting, Inc. located in El Dorado Hills, California. Mr. Street also serves as a director of United Labor Bank and the Construction Employers’ Association and is past Chairman of the Board of Trustees of Jesuit High School. Mr. Street’s business acumen, integrity, leadership and knowledge of the Sacramento market as well as his community service make him a valuable member of the Board.

Other Public Company Directorships: None.

Committees: Mr. Street serves on the Audit, Long-Range Planning, and Nominating and Corporate Governance committees of the Board. He also serves on the Loan Committee of Redding Bank of Commerce.

Lyle L. Tullis

Mr. Tullis, 64, has been a director of Redding Bank of Commerce and the Company since May 2003. Mr. Tullis was appointed Chairman of the Board of the Company and Redding Bank of Commerce in February 2013.

Business Experience: Since February 1976, Mr. Tullis has served as president of Tullis Inc., a general engineering construction company. His company specializes in public works projects that include grading and paving. Mr. Tullis is the past District Chairman of the Eureka and Shasta Districts of the Associated General Contractors of California. Mr. Tullis’ extensive business experience, which includes project financing, budgets, bidding and oversight of the final project, and his involvement in local community activities make him a valuable member of our Board.

Other Public Company Directorships: None.

Committees: Mr. Tullis serves as Chairman of the Executive Committee, Chairman of the Long-Range Planning Committee, and is a member of the Audit, Executive Compensation, and Nominating and Corporate Governance committees of the Board. He is also a member of the ALCO and Loan committees of Redding Bank of Commerce.

THE BOARD, BOARD COMMITTEES AND GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance principles and practices. The Board has adopted corporate governance guidelines to provide the framework for the governance of the Company. These guidelines set forth director qualifications and standards of independence and mandate that at least a majority of the Board and all the members of the Audit, Compensation and the Nominating and Corporate Governance Committees meet the criteria for independence as discussed below.

Highlights of our corporate governance practices are described below. To fulfill its role, the Board, acting directly or through a Board committee, must perform the following primary functions:

●	Oversee the conduct of the Company’s business to evaluate whether or not the Company is being properly managed;

●	Review and, where appropriate, approve the Company’s major financial objectives, strategic plans and actions;

●

Review and, where appropriate, approve major changes in and determinations of other major issues respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the Company’s financial statements;

●	Assess major risk factors relating to the Company and its performance, and review measures to address and mitigate such risks;

●

Evaluate regularly the performance and approve the compensation of the Chief Executive Officer and, with the advice of the Chief Executive Officer, evaluate regularly the performance of principal senior executives; and

●	Plan for succession of the Chief Executive Officer and monitor management’s succession planning for other key executives.

In discharging these obligations, directors are entitled to rely reasonably on the honesty and integrity of their fellow directors, the Company’s executive officers, and the Company’s outside advisors and auditors. Directors shall be entitled to reasonable directors’ and officers’ liability insurance obtained on their behalf, the benefits of indemnification to the fullest extent permitted by law under the Company’s articles, bylaws and any indemnification agreements, and exculpation as provided by state law and the Company’s articles.

Executive Officers

The Board recognizes that the actual management of the business and affairs of the Company are conducted by the Chief Executive Officer and other senior executives under his supervision and that, in performing the management function, the Chief Executive Officer and other senior executives are obliged to act in a manner that is consistent with the oversight functions and powers of the Board and the standards of the Company and to execute any specific plans, instructions or directions of the Board.

The Board is committed to maintaining an independent Board. To that end, it has been the practice of the Company to separate the duties of Chairman and Chief Executive Officer. At this time, the Board believes that the separation of duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined and that an independent director who is not serving as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Code of Ethics and Corporate Governance Documents

The Board has adopted a Code of Ethics that applies to all of our directors, officers and staff including our principal executive officer and principal financial officer, or any person serving in that capacity. The Code of Ethics embodies our commitment to high standards of ethical and professional conduct. All directors, officers and staff are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. You may access our Code of Ethics and the current charters of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee, as well as our articles and bylaws, by visiting our corporate website at www.bankofcommerceholdings.com or by writing Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Chairman of the Board

The Board appoints one of its members to serve as the Chairman of the Board. The offices of Chairman and Chief Executive Officer are not held by the same individual. The Chairman chairs all regular sessions of the Board and, with input from the Chief Executive Officer to the extent appropriate, sets the agenda for Board meetings, subject to the right of each board member to suggest agenda items.

Director Qualifications

The Board must consist of a majority of directors who meet the independence criteria under NASDAQ listing standards and as adopted by the Board.

Qualifications: A director should possess personal and professional integrity, have good business judgment, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders. Directors should be committed to devoting sufficient time and energy to diligently performing their duties as directors.

Size of Board: The Board annually determines the appropriate size of the Board within the requirements of the Company’s articles and bylaws.

Selection Process: In accordance with the policies and principles in its articles, the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) is responsible for identifying and recommending potential director nominees to the Board for its approval when there is a vacancy on the Board and for each annual meeting of shareholders. The Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board will extend an invitation to the potential director nominee to join the Board.

Annual Review of Independence and Qualifications: The Nominating and Corporate Governance Committee annually distributes a self-evaluation to the Board members that includes an assessment of each director’s independence and qualifications, as well as assesses the full Board’s and each Committee’s effectiveness. The Board views self evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

Resignation from the Board: An individual director should offer his or her resignation in the event the director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board. The Board should consider the continued appropriateness of the director’s membership on the Board under the changed circumstances, and then the Board should determine whether or not to accept the director’s resignation. Also, a director should tender a resignation in the event there is a substantial conflict of interest between the director and the Company or the Board and such conflict cannot be resolved to the satisfaction of the Board.

Retirement from the Board: A director must retire from the Board upon reaching the age of seventy-two (72). At the discretion of the Board, terms may be extended once for a period of one year for specific business needs and in the interest of continuity.

Director Orientation and Continuing Education

All new directors participate in an orientation program during their first year as a director. As part of the orientation, each director receives a copy of the Directors Policy Manual and copies of the Company’s charter and bylaws. Orientation also includes presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, and conflict policies. Each director is required to review and sign the Insider Trading Policy and the Company’s Code of Ethics. A new director will attend a meeting with the Chief Executive Officer and Chief Financial Officer to be briefed on Board reports, significant financial, accounting and risk management issues, and current and potential projects.

All directors receive annual director education in subjects relevant to the duties of a director, including the study of corporate governance best practices and ethics. The Board requires directors to participate in continuing education programs and reimburses directors for the expenses of such participation. All directors have successfully completed or are in the process of completing the Directors Certification Program sponsored by the California Bankers Association.

Board Attendance and Annual Meeting Policy

Directors are expected to attend each annual shareholders meeting, all Board meetings and all meetings of committees on which they serve. Directors are expected to devote an adequate amount of time and effort to properly discharge their responsibilities. Information and data are important to the Board’s understanding of the business, and the Company distributes materials to the directors sufficiently in advance of each meeting to permit their review.

The Board held twelve (12) meetings during 2013. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and of the committees on which such director serves. All directors except Mr. Tullis were present at the 2013 annual meeting.

DIRECTOR INDEPENDENCE;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

The Nominating and Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence and the criteria applied to determine audit committee financial expert status. The Nominating and Corporate Governance Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which questionnaires include any potential director-affiliated transactions.

The Board has analyzed the independence of each director and nominee and has determined which nominees and members of the Board meet the standards regarding independence required by applicable law, NASDAQ listing standards, and SEC regulations and whether or not each such director nominee is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Company’s bank subsidiaries; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled "Certain Relationships and Related Transactions."

Based on these standards, the Board has determined that each of the following non-employee directors and director nominees is independent:

Orin N. Bennett	David H. Scott, CPA
Gary R. Burks	Terence J. Street
Joseph Q. Gibson	Lyle L. Tullis
Jon W. Halfhide, CPA

Randall S. Eslick, who serves as the President and Chief Executive Officer of the Company, is not independent because he is currently an executive officer of the Company. Linda J. Miles is not independent because she was employed by the Company during the past three years.

Compensation Committee Interlocks and Insider Participation

During 2013, our Executive Compensation Committee consisted of Jon W. Halfhide (chairman), Orin N. Bennett, Gary R. Burks and Lyle L. Tullis. During 2013, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officers served on the Executive Compensation Committee of the Board.

Directors’ Access to Officers, Employees and Independent Advisors

Directors are encouraged to keep themselves informed with regard to the Company and its operations. Directors have full and free access to Company officers and employees. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer, Chief Financial Officer or directly by the director. Directors shall use their judgment to ensure that any such contact is not disruptive to the Company’s business operations and shall, to the extent that it is appropriate, copy the Chief Executive Officer on any written communications between a director and a Company officer or employee.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with independent members of the Board or a specific committee. Parties may communicate with the Board by sending a letter to Bank of Commerce Holdings, Attention: Corporate Secretary, 1901 Churn Creek Road, Redding, California 96002.

Certain Relationships and Related Transactions

Policy and Procedures on Related Person Transactions

The Company adopted its Code of Ethics to promote a “tone at the top” of the highest ethical standards within the Company. The Code of Ethics requires all Company personnel to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which include transactions involving entities with which such personnel are associated. The Board recognizes that related-party transactions present a heightened risk of conflicts of interest and/or improper valuation, or the perception thereof. Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction. The Board shall determine whether or not the transactions are just and reasonable to the Company at the time of such approval, with those members of the Board, if any, who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law. The Company has a Regulation O Policy and a Loan Policy relating to loans to insiders and other related-party transactions.

Lending and Other Ordinary Business Transactions

During 2013, almost all of our directors, as well as some of their respective family members and/or affiliated entities, engaged in loan transactions and/or had other extensions of credit in the ordinary course of business with our banking and mortgage subsidiaries. All of these transactions were on substantially the same terms, including interest rates, collateral and repayment and other terms, as those available at the time for similar transactions with unrelated parties. None of these loans or credit transactions involves more than the normal risk of collectability or presents other unfavorable features.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established, among others, a standing Audit and Qualified Legal Compliance Committee (the “Audit Committee”), an Executive Committee (the “Executive Committee”), an Executive Compensation Committee, and a Nominating and Corporate Governance Committee. All members of these four committees meet the applicable standards of independence defined by the NASDAQ listing standards and SEC regulations. In addition, the members of the Executive Compensation Committee meet the applicable standards of independence defined by IRS regulations. All directors participate in the long-range planning of the Company. Information about each committee of the Board, its members who served during 2013, the committee’s purpose, and the number of meetings held in 2013 follows.

Audit Committee

Members:	David H. Scott, Chairman	Terence J. Street
	Gary R. Burks	Lyle L. Tullis
	Jon W. Halfhide	Kenneth R. Gifford, Jr.*

Purpose:

To assist the Board in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices, and legal and regulatory compliance; to review and discuss the integrity of the Company’s financial statements and the adequacy and reliability of disclosures to shareholders; to review the qualifications and independence of the outside accountants and the performance of internal and outside accountants; to prepare the committee report included in the Company’s annual proxy statement in accordance with SEC rules; to act as the qualified legal compliance committee of the Company in accordance with its charter; and to perform the audit committee and fiduciary audit committee functions on behalf of the Company in accordance with federal banking regulations. The Board has determined that David H. Scott, CPA, and Jon W. Halfhide, CPA, are “audit committee financial experts” as defined by SEC rules and the NASDAQ listing standards.

Number of meetings in 2013:	Nine

Executive Committee

Members:	Kenneth R. Gifford, Jr.*	Jon W. Halfhide
	Lyle L. Tullis, Chairman **	David H. Scott
Orin N. Bennett

Purpose:

To review all current and pending strategies for achieving financial objectives; to review financial performance results; and to oversee the administration and effectiveness of financial risk-management policies.

Number of meetings in 2013:	Thirteen

Executive Compensation Committee

Members:	Jon W. Halfhide, Chairman	Lyle L. Tullis
	Orin N. Bennett	Kenneth R. Gifford, Jr.*
Gary R. Burks

Purpose:

To discharge the Board’s responsibilities relating to compensation of the Company’s executive officers, including a review of the impact of the compensation policies on the Company’s risk exposure; to review the Compensation Discussion and Analysis and to recommend inclusion of such disclosure in the Company’s annual proxy statement; to conduct the annual chief executive officer performance evaluation process; to evaluate and approve compensation plans, policies, and programs of the Company applicable to executive officers; and to oversee management and director succession planning.

Number of meetings in 2013:	Seven

Nominating and Corporate Governance Committee

Members:	Gary R. Burks, Chairman	Lyle L. Tullis
	Orin N. Bennett	Kenneth R. Gifford, Jr.*
Terence J. Street

Purpose:

To assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for director and director nominees for each committee; to recommend to the Board the corporate governance guidelines of the Company and to oversee an annual review of the Board’s performance; to recommend to the Board a determination of each non-management director’s independence under applicable rules and guidelines.

Number of meetings in 2013:	One

* Mr. Gifford was Chairman of the Executive Committee and served on the Audit Committee, the Executive Compensation Committee, and the Nominating and Corporate Governance Committee until his passing in February 2013.

**Mr. Tullis was appointed Chairman of the Executive Committee upon Mr. Gifford’s passing in February 2013.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE AND NOMINATIONS FOR DIRECTOR

The Nominating and Corporate Governance Committee of the Board has been delegated the responsibility to identify, evaluate, and recommend for nomination candidates for election as directors. Each of the members of the Nominating and Corporate Governance Committee has been determined to be independent as defined by the SEC rules and NASDAQ listing standards.

The goal of the Nominating and Corporate Governance Committee’s nominating process is to assist the Company in attracting competent individuals with the requisite management, financial and other expertise who will serve as directors for the best interests of the Company and all its shareholders. The Nominating and Corporate Governance Committee consults with other Board members, the Company’s Chief Executive Officer, and other Company personnel in this process. The Nominating and Corporate Governance Committee will consider an individual recommended by a shareholder for nomination as a director provided the shareholder making the recommendation follows the procedures for submitting a proposed nominee’s name and provides the required information described below.

Director Qualifications and the Nomination Process

The Nominating and Corporate Governance Committee regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, and professional experience, and the various communities, both geographic and demographic, represented by the current members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve. The Nominating and Corporate Governance Committee periodically reviews Board self evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members.

The Board has approved certain minimum standards for first-time director candidates, and the Nominating and Corporate Governance Committee has developed a process for identifying and evaluating first-time nominees in light of these standards and other such factors as the Nominating and Corporate Governance Committee deems appropriate. These standards, and the Nominating and Corporate Governance Committee’s evaluation process, apply to all first-time director nominees, including those nominees recommended by shareholders. This process is based on the Nominating and Corporate Governance Committee’s familiarity with the composition of the current Board, its awareness of anticipated openings, and its assessments of desirable talents or expertise.

The Board has approved the following minimum qualifications for first-time nominees for director, including nominees recommended by shareholders, for election to the Company’s Board: (i) a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (i.e. chief executive officer, managing partner, president, chief financial officer); (ii) financial literacy or other professional or business experience relevant to an understanding of the Company and its business; and (iii) a demonstrated ability to think and act independently and work constructively in a group environment. The Nominating and Corporate Governance Committee will determine, in its sole discretion, whether or not a nominee meets these minimum qualifications. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Corporate Governance Committee also will consider if such candidate meets the independence standards defined by NASDAQ, the SEC rules, and any additional requirements imposed by law or regulation on the members of the Audit, Executive Compensation, and the Nominating and Corporate Governance Committees of the Board.

Following the initial review, the Nominating and Corporate Governance Committee arranges an introductory meeting with the candidate and the Company’s Chief Executive Officer, Chairman of the Board, and in some cases with additional directors, to determine the candidate’s interest in serving on the Board.

The Nominating and Corporate Governance Committee, together with several members of the Board and the Chief Executive Officer, then conducts a comprehensive interview with the candidate. The individual will be asked to provide the information required to be disclosed in the Company’s proxy statement.

Assuming a satisfactory conclusion to the process outlined above, the Nominating and Corporate Governance Committee then presents the candidate’s name to the Board for election as a director.

Director Nominations by Shareholders

A shareholder who wishes to submit an individual’s name for consideration by the Nominating and Corporate Governance Committee for nomination as a director of the Company at the 2015 annual meeting must deliver such nomination to the Company’s Secretary no later than November 28, 2014 and provide (i) the shareholder’s name, address and the number of shares of the Company’s Common Stock beneficially owned by the shareholder; (ii) the name of the proposed nominee and the number of shares of the Company’s Common Stock beneficially owned by the nominee; (iii) sufficient information about the nominee’s experience and qualifications for the Nominating and Corporate Governance Committee to make a determination about whether or not the individual would meet the minimum qualifications for directors; and (iv) such individual’s written consent to serve as a director of the Company, if elected. The Nominating and Corporate Governance Committee has the right to request, and the shareholder will be required to provide, such additional information with respect to the shareholder nominee as the Nominating and Corporate Governance Committee may deem appropriate or desirable to evaluate the proposed nominee in accordance with the nomination process described above, including the information about the proposed nominee that is required to be disclosed by the Company in its proxy statement under Regulation 14A of the Exchange Act.

INFORMATION ON DIRECTOR AND EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives. The tables that follow present the compensation paid in 2013 to our named executive officers. When we refer to the named executive officers, we mean the following seven individuals:

Randall S. Eslick, President and Chief Executive Officer (our Principal Executive Officer)

Samuel D. Jimenez, Executive Vice President, Chief Operating Officer / Chief Financial Officer (our Principal Financial and Accounting Officer)

Patrick J. Moty, Executive Vice President and Regional President, Redding Bank of Commerce

Robert J. O’Neil, Senior Vice President and Regional President, Sacramento Bank of Commerce (formerly Roseville Bank of Commerce)

Robert N. Rowe, Senior Vice President and Chief Risk Officer (1)

Linda J. Miles, Executive Vice President and Chief Operating Officer (2)

Robert C. Oberg, Senior Vice President and Chief Risk Officer (3)

(1)

Mr. Rowe served as Senior Vice President and Chief Credit Officer from March 2012 to January 2014. He served as Senior Vice President and Chief Risk Officer from January 2014 until he resigned his position effective March 4, 2014.

(2)	Ms. Miles retired effective February 1, 2013.
(3)	Mr. Oberg resigned his position effective October 2, 2013.

Please see the section titled “Information about Executive Officers and Directors – Executive Officers of the Company” for a full explanation regarding the named executive officers and the effective dates of their respective positions.

Strategic Role of Executive Compensation

The Board of the Company strives to ensure that its compensation programs and practices are consistent with the strategic goals and objectives of the Company and that they maintain the Company’s high standards of effective corporate governance. The Board has appointed the Executive Compensation Committee to play a central role in formulating our compensation philosophy and programs and in making pay decisions for our executive officers. The compensation programs include elements that are designed specifically for the executive officers, which include the Chief Executive Officer, Chief Financial Officer and other executives who are or who may become “named executive officers” as defined by Item 402(a) of Regulation S-K.

The Company’s executive compensation philosophy and programs play an important role in achieving the objective of long-term growth in shareholder value. As a guiding principle, we design our compensation programs to reward our executive officers for recent performance and to motivate them to achieve strong future performance for the Company and long-term value for our shareholders. All material executive compensation actions taken by the Executive Compensation Committee are ratified by the full Board.

In keeping with our long-term Company goal and our efforts to increase shareholder value and align executive compensation with performance, the Executive Compensation Committee has taken certain actions over the years including:

●

Developed the Company’s executive compensation philosophy of “pay for performance” that is competitive in the market place, while keeping compensation opportunities and payouts reasonable and not excessive;

●	Established performance-based awards in the Company’s annual Variable Incentive Award Program (“Variable Incentive Award Program”);
●	Retained independent compensation consultants to advise on executive compensation issues and assist the Executive Compensation Committee in developing appropriate programs;
●	Reviewed and approved industry-specific Peer Group information for more thorough performance comparisons; and
●	Designed and updated a clearly defined competitive pay strategy aligning goals with shareholder value.

It is the responsibility of the Executive Compensation Committee to:

●	Establish and semi-annually review and approve policies regarding executive compensation programs and practices;
●	Establish and administer annual and long-term incentive compensation plans for the executive officers;
●	Recommend to the Board for its approval, and submission to the Company’s shareholders when appropriate, incentive compensation plans and equity-based plans;
●	Review and approve all executive officer employment, compensation and retirement agreements;
●	Recommend to the Board for its approval changes to executive officer compensation policies and programs; and
●	Exercise appropriate oversight regarding compliance with the provisions of the applicable governing laws and regulations.

Executive Compensation Objectives

To attract and retain talented management with proven skills and experience, the Company must offer a compensation program that compares favorably with those offered by other peer financial and non-financial companies with which we compete for a limited pool of highly qualified executive talent. To sustain our financial performance, the Company believes that we should closely link compensation to our long-term performance and, for those executive officers responsible for business divisions, to the performance of their division.

Based on the Company’s philosophy to link compensation to Company, business, and individual performance, our compensation programs for our executive officers are built upon three objectives:

1.	To compete favorably with our peers in attracting and retaining qualified individuals as executive officers by offering competitive pay;

2.	To “pay for performance” by compensating our executive officers based upon:

a)	The Company’s performance compared to Peer Group performance and

b)	The division performance for those executive officers who manage divisions; and

3.

To align the interests of our shareholders and our executive officers by generally using stock awards for long-term compensation so our executive officers benefit only if our stock price rises and our shareholders are similarly rewarded.

Executive Compensation Components

Executive officer compensation for 2013 included the following elements:

Pay Element	What the Pay Element Rewards	Description of and Purpose of the Pay Element
Base Salary	Core competence in the executive’s role relative to skills, years of experience and contributions to the Company.	Provides for fixed compensation based on competitive market salary levels.
Annual Cash Incentives	Contributions toward the Company’s achievement of specified profitability, growth, and credit quality.

Provides focus on meeting annual goals that lead to the long-term success of the Company; stresses annual performance-based cash incentive compensation and motivates achievement of critical annual performance metrics.

Long-Term Incentives	The Company’s stock performance and continued employment with the Company during a five-year vesting period.	Stock Options/Restricted Stock: Increase executive ownership in the Company and retention in a challenging business environment and competitive labor market. Emphasizes positive long-term performance.
Retirement Benefits	Encourages retention of executives for the balance of his/her career. The SERP is a nonqualified, noncontributory plan that provides the executives with retirement benefits.

The Company’s employee benefit plans are available to eligible employees, including the executives, to reward long-term service to the Company and include both tax-qualified and nonqualified retirement plans.

The Company offers a qualified 401(k) program that the executives are eligible to participate in.

Provides a tax-deferred retirement savings plan subject to IRS limitations on qualified plans.

The SERP provides retirement benefits for the executives commensurate with those available to comparable peer executives.

Health and Welfare Benefits	Executives participate in employee benefit plans generally available to all employees, including disability plans, time off for vacation and personal absences, and medical, health, and life insurance.	These benefits are part of a broad-based competitive total compensation program.
Additional Benefits and Perquisites	Active participation in business promotional activities on behalf of the Company.	Certain executives are provided an auto allowance to promote Company business in the Company’s market. Club memberships have been approved for certain executives to promote the Company’s business.
Change-in-Control and Termination Benefits	Certain agreements between the Company and certain employees provide severance benefits if an executive’s employment is terminated after a change in control.	Change-in-control severance benefits are designed to retain the executives and provide continuity of management in the event of an actual or threatened change in control.

Overview of Compensation and Process

Base salaries are set for our executive officers annually at the regularly scheduled meetings of the Executive Compensation Committee between the months of December and April.

At those meetings, the Executive Compensation Committee also reviews and recommends the Variable Incentive Award Program award opportunities for the new fiscal year and recommends stock awards for the Company’s executive officers and certain other eligible employees.

It is the practice of the Executive Compensation Committee to periodically review the history of all the elements of each executive officer’s total compensation over previous years and compare the compensation of the executive officers with that of the executive officers in an appropriate market place and industry peer group.

In May 2012, the Executive Compensation Committee contracted with McLagan, a leading performance/reward consulting firm for the financial services industry. The Executive Compensation Committee engaged McLagan to review compensation for eight officers at the Company and to review director fee compensation, so that total cash compensation would be at or above the 50th percentile of the Peer Group when target performance goals are achieved and at or above the 75th percentile when maximum performance goals are achieved. Compared to the proxy data, salaries for the top six officers as a group are 8% below the market median. In comparison to our Peer Group, profitability (ROAA, ROAE and efficiency ratio) is at or near the 75th percentile. Net interest margin and core EPS growth are near the 25th percentile. A summary of the findings indicate that, overall, (i) salaries are within a market competitive range, (ii) cash incentive opportunities at target are generally in line with market practices, and (iii) the Company’s current practice of granting equity incentives lag the Peer Group.

Banks that were selected as the Peer Group had the following criteria: total assets of between $580 million and $1.9 billion as of December 31, 2011, located in California, Oregon and Washington, and satisfactory performance (ROAA > -1%, NPA/Assets < 8.5%). As a result of the report, the 2013 Peer Group for compensation and performance purposes consisted of the following financial services companies (the “Peer Group”):

First California Financial Group	Bridge Capital Holdings	California United Bank
Washington Banking Co.	Pacific Mercantile Bancorp	Central Valley Community Bancorp
Bank of Marin Bancorp	Heritage Oaks Bancorp	First Northern Community Bancorp
Heritage Financial Corp	Pacific Premier Bancorp	Pacific Financial Corp
Sierra Bancorp	Kaiser Federal Financial Group	Oak Valley Bancorp
Heritage Commerce Corp	North Valley Bancorp	American River Bankshares
Pacific Continental Corp

Compensation Objectives

In order to set competitive benchmarks for 2013 annual and long-term compensation for the executive officers, the Executive Compensation Committee reviewed data compiled in the McLagan report. This data presented Peer Group annual cash, long-term incentive, and total compensation amounts as reported in the 2012 annual survey for those companies’ executive officers whose positions and responsibilities most closely match those of our executive officers. For each executive officer position covered by this Proxy Statement, this compensation data was examined for the 25th, 50th and 75th percentile. The Executive Compensation Committee used this information to help determine competitive benchmarks for the 2013 salary and annual cash incentive awards and long-term compensation awards for the executive officers.

Typically, the Chief Executive Officer makes compensation recommendations to the Executive Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Chairman of the Board then makes compensation recommendations to the Executive Compensation Committee with respect to the Chief Executive Officer, who is absent from that portion of the meeting. The Executive Compensation Committee may accept or adjust such recommendations.

Company and Division Performance

At the end of the fiscal year, as part of its evaluation of the Company’s annual performance and its determination of the annual incentive awards to our executive officers, the Executive Compensation Committee reviews the Company’s and each division’s financial performance by comparing financial results to the Peer Group using all or a part of the quantitative performance measures listed below:

●	Net Income, EPS Growth;
●	Return on Average Assets;
●	Return on Average Equity;
●	Revenue Growth;

●	Core Deposit Growth;
●	Deposit Market Share Growth;
●	Loan Growth;
●	Classified Assets Ratio;
●	Efficiency Ratio; and
●	Investment Portfolio Performance.

Review of Executive Performance

The Executive Compensation Committee reviews, on an annual basis, each compensation element for each executive officer. The Executive Compensation Committee takes into account the responsibilities and years of experience of each executive officer in comparison to competitive salary levels. In addition to the Company financial goals, the Executive Compensation Committee establishes individual objectives for our executive officers. These objectives include individual financial performance goals as well as compliance with Company policies on information security, regulatory compliance, risk management, team building, and other directives mandated by the Board.

The Executive Compensation Committee may adjust or eliminate incentive compensation awards, regardless of achieving financial performance goals, if the Executive Compensation Committee determines that an executive officer has failed to comply with our Code of Ethics or policies on information security, regulatory compliance and risk management.

Executive Officer Compensation

The components of executive compensation are intended to work together to compensate the executive officer fairly for services, reward the executive officer based upon the Company’s overall performance and, depending on the position, his or her own performance during the year. In assessing the executive officer’s total rewards, the Executive Compensation Committee reviews each component of an executive officer’s compensation and considers and evaluates pay mix, the competitive market, and the value of total pay, benefits and perquisites. The Executive Compensation Committee further takes into consideration the shareholder voting results on named executive compensation, which for the last three years has indicated a high level of support.

Base Salary

It is the goal of the Executive Compensation Committee to establish salary compensation for its executive officers based on the Company’s operating performance relative to the comparable Peer Group over a three- to five-year period, along with compensation recommendations from the Chief Executive Officer.

Base salary is generally established by an individual’s performance, competent and effective execution of strategic objectives, potential, level of responsibilities, and promotions, with total cash compensation targeted at or above the 50th percentile when performance goals are achieved and at a higher level (75th percentile or above) when maximum performance results are achieved. In setting the base salaries of the executive officers for fiscal year 2013, the Executive Compensation Committee considered the Company’s level of success in its short- and long-term goals in relation to:

●	Achievement of specific profitability, deposit growth, asset quality targets and non-interest income growth;
●	Performance results to Peer Group;
●	Short- and long-term strategic goals; and
●	Overall financial performance of the Company.

Cash and Equity Incentive Compensation

The Company’s Variable Incentive Award Program provides the executive officers an opportunity to earn cash and equity incentives based upon the achievement of specific Company-wide and individual performance goals.

The Variable Incentive Award Program is designed to reward the Company’s executive officers for achieving short-term financial goals, including increases in performance against peer banks, short- and long-term strategic goals, and for the overall financial performance of the Company.

The Executive Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each executive officer. These targets are based on competitive practices for each comparable position. The incentive target percentage represents the executive officer’s annual incentive opportunity if the annual performance goals are achieved.

We developed targets covering all of the executive officers as a means of driving and assessing their performance against critical goals and to provide a reference for the Executive Compensation Committee to use in determining 2013 cash and equity incentive awards.

The table below reflects the incentive compensation target as a percentage of base salary and the target amount that could be earned by each eligible named executive officer for 2013 under the Variable Incentive Award Program.

Named Executive Officer	Target Incentive Compensation (% of Base Salary)	Target Incentive Compensation ($ Amount)
Randall S. Eslick, President and Chief Executive Officer	35%	$68,250
Samuel D. Jimenez, Executive Vice President, Chief Operating Officer / Chief Financial Officer	35%	74,200
Patrick J. Moty, Executive Vice President and Regional President, Redding Bank of Commerce	45%	145,080
Robert J. O’Neil, Senior Vice President and Regional President, Sacramento Bank of Commerce (formerly Roseville Bank of Commerce)	25%	44,400
Robert N. Rowe, Senior Vice President and Chief Risk Officer	35%	60,200
Linda J. Miles, Executive Vice President and Chief Operating Officer (1)	--%	--
Robert C. Oberg, Senior Vice President and Chief Risk Officer	35%	67,200

(1)	No target was set for Ms. Miles due to her resignation effective February 1, 2013.

The Variable Incentive Award Program establishes a set of financial metrics which is intended to drive performance. Each metric has a weight within the Variable Incentive Award Program, and the sum of the weights equal 100%. These metrics include (i) net income and increased earnings per share; (ii) core deposit growth, which is essential to ensure the long-term growth and includes checking, savings and money market deposits; (iii) classified asset ratio, which measures the quality of loans within the portfolio and is vital to the Company’s overall success and which also tracks the amount of classified or problem loans as a percentage of the Company’s equity capital; and (iv) non-interest income.

Metrics	Weight of Each Metric
Net Income	60%
Core Deposit Growth	20%
Asset Quality – Classified Ratio	10%
Non-Interest Income	10%

The amount of incentive award paid to each executive officer under the Variable Incentive Award Program is adjusted based on how well the Company meets its budgeted goals. If the Company exceeds budgeted goals by 110% or greater, the maximum incentive is multiplied by 110%. If the Company meets budgeted goals, the maximum incentive is multiplied by 100%. If the Company reaches 90% of budgeted goals, the maximum incentive is multiplied by 90%. If the Company reaches 80% of budgeted goals, the maximum incentive is multiplied by 80%. If budgeted goals fall below 80%, no incentive will be paid.

For 2013, the Company’s actual results compared to target are as follows:

Metric	Result
Net Income	Met 100% of budgeted goal
Core Deposit Growth	Met 150% of core deposit growth goal
Asset Quality – Classified Ratio	Met 105% of classified ratio goal
Non-Interest Income	Met 0% of non-interest income goal

Based on these results, the cash amounts earned by the eligible named executive officers under the Variable Incentive Award Program were as follows: Mr. Eslick, $68,591; Mr. Jimenez, $74,571; Mr. Moty, $145,805; Mr. O’Neil, $44,622; and Mr. Rowe, $60,501. Ms. Miles retired effective February 1, 2013, and Mr. Oberg resigned effective October 2, 2013 and therefore neither earned any 2013 cash incentive payments.

Use of Long-Term Compensation to Align the Interests of our Executive Officers and Shareholders

The Company has historically maintained a stock option plan that provides for the grant of incentive stock options and non-qualified stock options to employees, and in the case of directors provides for the grant of non-qualified stock options. The Executive Compensation Committee believes that stock awards are the most effective form of equity-based compensation to reward our executive officers for their contributions to the Company’s long-term performance. Because a primary interest of our shareholders is increased share value, stock awards which produce value as compensation only if the Company’s stock price increases most directly aligns our executive officers’ interests with our shareholders’ interests to increase stock value over the long term.

The Company’s current 2010 Equity Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock, and restricted stock units. Executive officers are eligible for discretionary stock awards based on a percentage of their base salary. Executive officers other than the Chief Executive Officer may be granted an incentive stock option to acquire shares of Common Stock within the range of 10% to 25% of base salary. The Chief Executive Officer may be granted an incentive stock option to acquire shares of Common Stock within the range of 20% to 30% of base salary. The Compensation Committee has discretion to choose whether or not to award a stock grant and decides the level of the award in light of all relevant factors.

Awards are granted at the discretion of the Executive Compensation Committee. However, in granting awards to employees, other than grants to the Chief Executive Officer, the Executive Compensation Committee consults with the Chief Executive Officer and then, in consideration of his recommendation, the Executive Compensation Committee presents its recommendation to the entire Board for approval. The Executive Compensation Committee has discretion to choose whether or not to award a stock grant and decides on the actual level of the award in light of all relevant factors after completion of the applicable fiscal year.

Perquisites and Other Benefits

The Executive Compensation Committee believes that offering certain perquisites helps in the operation of the business as well as assists the Company to recruit and retain key executive officers. In some cases, an automobile allowance and a country club membership are offered to our executive officers. The Company’s executive officers may participate in the same benefit programs available to all employees. These programs include health, life and disability insurance and participation in non-qualified 401(k) plans.

Post-Retirement Arrangements

The Company maintains a Supplemental Executive Retirement Plan (“SERP”) and has entered into employment agreements with its executive officers which contain a change-in-control provision providing for certain payments following the termination of employment. The payments under the SERP are fixed pursuant to individual Salary Continuation Agreements and do not depend on years of credited service. The Company makes contributions to segregated accounts for the executive officers under the individual Salary Continuation Agreements.

A discussion of the terms of the individual SERP, employment agreement and change-in-control agreements with each of the named executive officers is set forth under “Post-Employment and Termination Benefits” below.

In consulting with its benefit plan consultant Equias Alliance, the Company determined that it would be more cost effective for the Company to acquire prepaid policies of insurance to fund these anticipated future obligations under the SERP rather than pay annual premiums. The Company, as a result of acquiring the prepaid policies, will have cash values in the policies in excess of the amount paid for those policies.

Role and Relationship of the Compensation Consultant

The Executive Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Executive Compensation Committee has direct access to outside advisors and consultants throughout the year.

In May 2012, the Executive Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, assisting with the design of incentive programs, and providing insight on emerging regulations and best practices. The Executive Compensation Committee was provided with a comprehensive report summarizing McLagan’s findings and suggestions. McLagan was engaged directly by the Executive Compensation Committee and reports directly to the Executive Compensation Committee.

The Executive Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Executive Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and the senior advisors involved in the engagement, which considers the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of McLagan's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the senior advisors and a member of the Executive Compensation Committee; (v) any company stock owned by the senior advisors; and (vi) any business or personal relationships between our executive officers and the senior advisors. The Executive Compensation Committee discussed these considerations and concluded that the work performed by McLagan and the senior advisors involved in the engagement did not raise any conflict of interest.

Commitment to Quality Governance

The Executive Compensation Committee has adopted the following procedures intended to ensure quality governance of the Company’s “pay for performance” philosophy:

●	Only independent members of the Board may serve on the Executive Compensation Committee;

●

The Executive Compensation Committee meets on a regular basis as needed throughout the year. Generally, the Executive Compensation Committee will review year-to-date financial performance versus budget, year-to-date and multi-year performance versus competitor group performance (Uniform Bank Performance Report), executive officer stock ownership levels, each executive officer’s target total compensation for the year, and other topics as appropriate;

●

At least once a year, the Executive Compensation Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, qualified and non-qualified retirement, deferred compensation benefit packages and perquisites, and compares it to the Peer Group;

●	The Executive Compensation Committee utilizes independent compensation reports to assist in the analysis of compensation packages;

●

At least once a year, the Executive Compensation Committee reviews and reassesses its charter and recommends any proposed changes to the Board for approval. The Executive Compensation Committee also conducts an annual review of its own performance; and

●

The Executive Compensation Committee reports on its meetings to the full Board. The independent members of the Board, after a review of the Company’s performance, ratify the total compensation awards for the executive officers each year.

Summary Compensation Table

The following table sets forth certain summary information concerning compensation earned or awarded to the Company’s named executive officers for the last three years. This list includes the Company’s principal executive officer, principal financial officer, the next three most highly compensated executive officers, and two additional officers who would have been deemed to be named executive officers if they had still been serving as officers at the end of the year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7) (8) (9)	Total ($)
Randall S. Eslick,	2013	$203,000	$0	$17,148	$0	$51,443	$38,131	$17,938	$327,660
President and Chief	2012	188,000	0	0	14,684	48,692	22,217	53,196	326,789
Executive Officer	2011	182,000	0	0	0	47,775	15,925	57,273	302,973

Samuel D. Jimenez,	2013	213,583	0	18,643	0	55,928	16,280	29,757	334,191
Executive Vice President	2012	200,000	0	0	14,684	51,800	7,428	33,268	307,180
and Chief Operating Officer / Chief Financial Officer	2011	190,000	0	0	0	49,875	4,812	38,305	282,992

Patrick J. Moty,	2013	322,400	0	36,451	0	109,354	82,761	35,781	586,747
Executive Vice President	2012	310,000	0	0	26,431	103,230	59,518	94,621	593,800
and Regional President, Redding Bank of Commerce	2011	310,000	104,625	0	0	0	44,194	115,144	573,963

Robert J. O’Neil,* Senior Vice President and Regional President, Sacramento Bank of Commerce (formerly Roseville Bank of Commerce)	2013	168,917	0	11,156	0	33,467	25,857	18,156	257,553

Robert N. Rowe,**	2013	172,000	0	15,125	0	45,376	4,044	7,633	244,178
Senior Vice President and	2012	154,500	0	0	3,671	28,583	0	6,542	193,296
Chief Risk Officer	2011	150,000	0	0	0	4,800	0	0	154,800

Linda J. Miles,***	2013	18,750	0	0	0	0	--	160,723	179,473
Executive Vice President	2012	216,300	0	0	14,684	56,022	114,821	106,114	507,941
and Chief Operating Officer	2011	210,000	0	0	0	55,125	91,378	106,139	462,642

Robert C. Oberg, ****	2013	144,738	0	0	0	0	0	258,720	403,459
Senior Vice President and	2012	178,000	0	0	7,342	32,930	2,089	32,339	252,700
Chief Risk Officer	2011	172,000	0	0	0	32,250	253	21,884	226,387

*	Mr. O’Neil became Senior Vice President and Regional President effective December 17, 2013.

**

Mr. Rowe served as Senior Vice President and Chief Credit Officer from March 2012 to January 2014. He served as Senior Vice President and Chief Risk Officer from January 2014 until he resigned his position effective March 4, 2014.

***	Ms. Miles retired effective February 1, 2013.

****	Mr. Oberg resigned his position effective October 2, 2013.

(1)

Base salaries include 401(k) contributions made by the named executive officers of approximately $105,100 during 2013. The amounts (rounded to the nearest whole dollar) contributed by each named executive officer were as follows: Mr. Eslick, $12,180; Mr. Jimenez, $17,500; Mr. Moty, $23,000; Mr. O’Neil, $16,295; Mr. Rowe, $17,500; Ms. Miles, $0; and Mr. Oberg, $18,625.

(2)	Amount reflects a discretionary bonus paid to Mr. Moty for 2011.

(3)

Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of equity incentive compensation earned under the Company’s Variable Incentive Award Program, the material terms of which are described in the section “Executive Compensation – Compensation Discussion and Analysis – Cash and Equity Incentive Compensation.” The stock underlying such awards was issued on January 6, 2014.

(4)

The value of the stock option award is computed based upon the grant date fair value, consistent with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the footnotes to the Grants of Plan-Based Awards Table and in the notes to the Company’s financial statements for the fiscal year ended 2012, included in the Company’s accompanying Annual Report. No options were granted during 2013 or 2011.

(5)

Amount represents cash incentive compensation earned under the Company’s Variable Incentive Award Program, the material terms of which are described in the section “Executive Compensation – Compensation Discussion and Analysis – Cash and Equity Incentive Compensation.” Such amounts were paid in January 2014.

(6)

Amount represents contributions by the Company and interest earned on segregated accounts under the named executive officer’s SERP, the material terms of which are described below under “Post-Employment and Termination Benefits.” The Company disbursed $141,945 to Ms. Miles from her SERP upon her retirement in February 2013.

(7)

Perquisite expenses represent an automobile for business use or car allowance, membership expenses in connection with the use of a private club for business purposes, particularly for the purpose of entertaining customers, and vacation payout of time accrued and unused at year end. The officers may have derived some personal benefit from the use of such automobiles and membership. Perquisite amounts paid but not otherwise disclosed did not exceed $10,000 to any named executive officer. For 2013, amount shown for Mr. Eslick includes $8,120 in 401(k) match plan contributions, $5,232 in membership dues, and $4,586 in vacation accrual payout; amount shown for Mr. Jimenez includes $8,128 in 401(k) match plan contributions, $11,700 in vehicle allowance, $4,160 in membership dues, and $5,769 in vacation accrual payout; amount shown for Mr. Moty includes $4,667 in 401(k) match plan contributions, $14,255 in vehicle allowance, $4,460 in membership dues, and $12,399 in vacation accrual payout; amount shown for Mr. O’Neil includes $8,147 in 401(k) match plan contributions, $4,800 in vehicle allowance, and $5,209 in membership dues; amount shown for Mr. Rowe represents $7,633 in 401(k) match plan contributions; amount shown for Ms. Miles includes $175 in vehicle allowance, $16,800 in stock option payout, $141,945 in SERP payout, and $1,803 in vacation accrual payout; and amount shown for Mr. Oberg includes $7,077 in 401(k) match plan contributions, $3,450 in membership dues, $8,760 in stock option payout, $6,276 in vacation accrual payout, and $233,157 in severance pay.

(8)

Perquisite expenses represent an automobile for business use or car allowance and membership expenses in connection with the use of a private club for business purposes, particularly for the purpose of entertaining customers. The officers may have derived some personal benefit from the use of such automobiles and membership. Perquisite amounts paid but not otherwise disclosed did not exceed $10,000 to any named executive officer. For 2012, amount shown for Mr. Moty includes a perquisite benefit of $11,460, $10,000 in 401(k) match plan contributions and $73,161 in contributions paid by the Company to Mr. Moty’s SERP; amount shown for Ms. Miles includes $8,086 in 401(k) match plan contributions and $94,560 in contributions paid by the Company to Ms. Miles’ SERP; amount shown for Mr. Jimenez includes $10,000 in 401(k) match plan contributions and $14,508 in contributions paid by the Company to Mr. Jimenez’s SERP; amount shown for Mr. Eslick includes $9,132 in 401(k) match plan contributions and $34,344 in contributions paid by the Company to Mr. Eslick’s SERP; amount shown for Mr. Oberg includes $8,507 in 401(k) match plan contributions and $19,872 in contributions paid by the Company to Mr. Oberg’s SERP; and amount shown for Mr. Rowe represents $6,542 in 401(k) match plan contributions.

(9)

Other Compensation includes perquisites, 401(k) and SERP contributions paid by the Company for the benefit of the named executive officer in the form of the SERP. Perquisite expenses represent an automobile for business use or car allowance and membership expenses in connection with the use of a private club for business purposes, particularly for the purpose of entertaining customers. The officers may have derived some personal benefit from the use of such automobiles and membership. Perquisite amounts paid but not otherwise disclosed did not exceed $10,000 to any named executive officer. For 2011, amount shown for Mr. Moty includes a perquisite benefit of $11,400, $15,000 in 401(k) plan contributions and $93,944 in contributions paid by the Company to Mr. Moty’s SERP; amount shown for Ms. Miles includes $7,443 in 401(k) plan contributions and $95,228 in contributions paid by the Company to Ms. Miles’ SERP; amount shown for Mr. Jimenez includes $8,323 in 401(k) plan contributions and $21,282 in contributions paid by the Company to Mr. Jimenez’s SERP; amount shown for Mr. Eslick includes $7,480 in 401(k) plan contributions and $40,073 in contributions paid by the Company to Mr. Eslick’s SERP; and amount shown for Mr. Oberg includes $7,424 in 401(k) plan contributions and $10,560 in contributions paid by the Company to Mr. Oberg’s SERP.

Equity Incentive Plan

The Company has historically maintained a stock option plan that provides for the grant of incentive stock options and non-qualified stock options to employees, and in the case of directors provides for the grant of non-qualified stock options. At the 2010 annual meeting, shareholders approved the 2010 Equity Plan which provides for the grant of incentive stock options, non-qualified stock options, restricted stock, and restricted stock units. The 2010 Equity Plan has a term of ten years. All eligible employees may participate in the 2010 Equity Plan. As of December 31, 2013, 269,437 shares have been granted but are unexercised and 495,271 shares remain available for future grant.

Outstanding Equity Awards at Fiscal Year End

The following table presents certain information concerning the outstanding stock awards held as of December 31, 2013 by each named executive officer of the Company.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Randall S. Eslick	4,500	0	10.60	06/15/2014
	2,000	0	6.50	10/14/2018
	8,000	12,000	4.05	03/01/2022

Samuel D. Jimenez	7,500	0	10.72	05/19/2014
	3,500	0	6.50	10/14/2018
	4,000	12,000	4.05	03/01/2022

Patrick J. Moty	3,900	0	10.60	06/15/2014
	14,400	21,600	4.05	03/01/2022

Robert J. O’Neil	1,800	0	10.60	06/15/2014
	2,000	0	6.50	10/14/2018
	5,600	8,400	4.05	03/01/2022

Robert N. Rowe	2,000	3,000	4.05	03/01/2022

Grants of Plan-Based Awards

The following table presents certain information with respect to incentive awards granted to the named executive officers for 2013 under the Company’s Variable Incentive Award Program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randall S. Eslick	01/06/2014	$40,950	$51,188	$56,306	2,286	2,858	3,144
Samuel D. Jimenez	01/06/2014	44,520	55,650	61,215	2,486	3,107	3,418
Patrick J. Moty	01/06/2014	87,048	108,810	119,691	4,860	6,075	6,683
Robert J. O’Neil	01/06/2014	26,640	33,300	36,630	1,487	1,859	2,045
Robert N. Rowe	01/06/2014	36,120	45,150	49,665	2,017	2,521	2,773

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options by each of our named executive officers during the fiscal year ended December 31, 2013, including the value of gains on exercise and the value of the stock awards.

Name	Options Vested during 2013 (#)	Options Exercised during 2013 (#)	Value Realized ($)

Randall S. Eslick	4,400	0	$0
Samuel D. Jimenez	4,700	4,000	4,080
Patrick J. Moty	7,200	0	0
Robert J. O’Neil	3,200	0	0
Robert N. Rowe	1,000	0	0
Linda J. Miles (1)(2)	16,000	0	16,800
Robert C. Oberg (2)	2,800	0	8,760

(1) Ms. Miles’ options fully vested upon her retirement effective February 1, 2013.
(2) Each of Ms. Miles and Mr. Oberg opted for a cash payout of vested options. Value realized represents the amount of cash paid.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the named executive officers. The amounts are based on the maximum amounts that could be paid under these arrangements.

Supplemental Executive Retirement Plan. In April 2001, the Board approved the implementation of the SERP and approved amending the SERP on December 31, 2006, September 30, 2007, and October 14, 2008. The SERP is a non-qualified executive benefit plan through which the Company agrees to pay the executive officer additional benefits in the future in return for continued satisfactory performance by the executive officer.

The terms and payments under the SERP are determined by individual Salary Continuation Agreements with the executive officers and are not based on years of credited service. The Company makes contributions to segregated accounts for the benefit of each executive officer. Benefits under the SERP include income generally payable commencing upon a qualifying termination of employment and a death benefit for the participants’ designated beneficiaries.

The Salary Continuation Agreements provide for five general classes of benefits for the executive officers, and the Board acts as administrator of the plan.

1.

Normal Retirement Benefits. The normal retirement benefit is calculated to provide a target annual benefit of up to seventy-five percent (75%) of the executive officer’s compensation at the time of retirement (age sixty-five (65) in the case of each 2013 named executive officer) and shall be paid in twelve (12) equal monthly installments (i) for a period of ten (10) years in the case of Messrs. Eslick, Jimenez, O’Neil, Rowe, and Oberg and (ii) for life in the case of Mr. Moty and Ms. Miles.

2.

Early Termination Benefit. The early termination benefit is the accrual balance, as such term is defined in the Salary Continuation Agreement, determined as of the end of the plan year preceding termination of employment and shall be paid in one hundred twenty (120) equal monthly installments in the case of Messrs. Eslick, Jimenez, O’Neil, Rowe, and Oberg. For Mr. Moty and Ms. Miles, the early termination benefit is (i) an amount as described in each executive’s respective Salary Continuation Agreement or (ii) the amount accrued in the deferred compensation account, as such term is defined in the Salary Continuation Agreement. The benefit shall be paid as a lump sum or in sixty (60) equal monthly installments, at the election of the executive.

3.

Disability Benefit. The disability benefit is the accrual balance, as such term is defined in the Salary Continuation Agreement, determined as of the end of the plan year preceding termination of employment and shall be paid in one hundred twenty (120) equal monthly installments in the case of Messrs. Eslick, Jimenez, O’Neil, Rowe, and Oberg. For Mr. Moty and Ms. Miles, the disability benefit is the greater of (i) an amount as described in each executive’s respective Salary Continuation Agreement or (ii) an annuity with the value of the amount accrued in the deferred compensation account, as such term is defined in the Salary Continuation Agreement. The benefit shall be paid in twelve (12) equal monthly installments for life.

4.

Death Benefit. The death during active service benefit is the Normal Retirement Benefit and shall be paid in twelve (12) equal monthly installments for a period of (i) ten (10) years in the case of Messrs. Eslick, Jimenez, O’Neil, Rowe, and Oberg and (ii) twenty (20) years in the case of Mr. Moty and Ms. Miles. Should an executive officer (i) die after benefits have commenced under the Salary Continuation Agreement but before receiving all such distributions or (ii) die prior to the date benefits would commence, any remaining benefits shall be distributed to the executive officer’s beneficiary in the same manner as they would have been distributed to the executive officer.

5.

Change-in-Control Benefit. In the event there is a change in control followed within twenty-four (24) months by a termination of employment, the Company shall pay the accrual balance, as such term is defined in the Salary Continuation Agreement, determined as of the end of the plan year preceding termination of employment in one hundred twenty (120) equal monthly installments in the case of Messrs. Eslick, Jimenez, O’Neil, Rowe, and Oberg. For Mr. Moty and Ms. Miles, the change-in-control benefit is an amount as described in each executive’s respective Salary Continuation Agreement and shall be paid in in twelve (12) equal monthly installments for life. Payments commence after normal retirement age.

Key-man life insurance policies were purchased as an investment to offset the Company’s contractual obligation to pay pre-retirement death benefits and to recover the Company’s cost of providing benefits. The executive officer is the insured under the policy, while the Company is the owner and beneficiary. The insured executive officer has no claim on the insurance policy, its cash value or the proceeds thereof. A termination resulting from a reason other than specific cause or change in control will be deemed an early retirement. In the event of an early retirement, the vested balance will be paid as a lump sum or over a period of five years at the option of the executive officer. In the event of a change in control, the payment terms are fixed (see discussion above) and would be paid in addition to amounts owned under the executive officer’s employment agreement. In the event of a termination for cause, no payments will be made to the terminated executive officer.

The following table illustrates the approximate annual retirement income that may become payable to a named executive officer assuming benefits commence at age sixty-five (65). The benefits for Messrs. Eslick, Jimenez, O’Neil, Rowe, and Oberg are payable over a period of ten (10) years. Mr. Moty’s benefits are payable over his lifetime or as otherwise provide for in his SERP.

Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall S. Eslick	SERP	8	$229,937	$0
Samuel D. Jimenez	SERP	5	86,318	0
Patrick J. Moty	SERP	7	574,998	0
Robert J. O’Neil	SERP	5	124,539	0
Robert N. Rowe	SERP	1	4,044	0
Linda J. Miles*	SERP	--	--	141,945
Robert C. Oberg	SERP	3	30,433	0

*	Ms. Miles retired in February 2013 and received a payout of the vested portion of her SERP.
(1)	The terms of the SERP are described above.

Registrant Contributions to SERP

The retirement benefit is derived from accruals to a benefit account during the participant’s employment. At the end of the executive officer’s period of service, the aggregate amount accrued should equal the then-present value of the benefits expected to be paid to the executive officer. The participant is entitled to all vested benefits in the case of termination without cause; however, if a participant voluntarily resigns prior to reaching normal retirement age, his or her retirement benefits are reduced by accrual amounts not yet funded. In the event there is a change in control and in the event of diminution in salary or job duties, the participant is entitled to the full retirement benefit.

Executive Officer Employment Agreements

The Company has entered into separate Employment Agreements with Messrs. Eslick, Jimenez, Moty, and O’Neil and had entered into separate Employment Agreements with Ms. Miles prior to her retirement in February 2013 and Mr. Oberg prior to his resignation in October 2013. Mr. Rowe’s employment was not governed by an employment agreement. A summary of the agreements is set forth below.

Randall S. Eslick Employment Agreement. The employment agreement with Mr. Eslick who serves as President and Chief Executive Officer, effective November 19, 2013, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. Eslick will receive six months of total compensation plus accrued vacation calculated as of the date of his termination, payable in one lump sum. If Mr. Eslick is terminated other than for those specified reasons, he will receive 12 months of total compensation plus accrued vacation calculated as of the date of his termination, payable in one lump sum. In either case, Mr. Eslick’s health insurance benefits shall continue for 18 months. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Eslick’s duties are diminished in any capacity, Mr. Eslick is entitled to terminate the employment agreement and will be paid severance pay equal to one year total compensation if the change in control is prior to December 31, 2013 and two years’ total compensation if the change in control is January 1, 2014 or after. In the event of termination, other than a change in control, Mr. Eslick is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year.

Samuel D. Jimenez Employment Agreement. The employment agreement with Mr. Jimenez who serves as Executive Vice President, Chief Operating Officer / Chief Financial Officer, effective December 17, 2013, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. Jimenez will only be paid accrued salary plus accrued vacation calculated as of the date of his termination, payable in one lump sum. If Mr. Jimenez is terminated other than for those specified reasons, he will receive 12 months of total compensation plus accrued vacation calculated as of the date of his termination, payable in one lump sum. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Jimenez’s salary or duties are diminished in any capacity, Mr. Jimenez will be paid, in one lump sum, a severance package including two years’ salary and one years’ profit sharing, each calculated according to the terms of the employment agreement, and his health insurance benefits shall continue for 12 months. In the event of termination, other than a change in control, Mr. Jimenez is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year.

Patrick J. Moty Employment Agreement. Mr. Moty serves as Executive Vice President and Regional President of Redding Bank of Commerce pursuant to an employment agreement effective November 19, 2013. The employment agreement provides that in the event of termination for specified reasons, Mr. Moty will receive six months of total compensation plus accrued vacation calculated as of the date of his termination, payable in one lump sum. If Mr. Moty is terminated other than for those specified reasons prior to December 31, 2014, he will receive 12 months of total compensation at his December 31, 2013 total compensation rate, plus accrued vacation calculated as of the date of his termination, payable in one lump sum. If Mr. Moty is terminated other than for those specified reasons after December 31, 2014, he will receive 12 months of total compensation at his then-current total compensation rate, plus accrued vacation calculated as of the date of his termination, payable in one lump sum. Mr. Moty’s health insurance benefits shall continue for 12 months in any termination circumstance. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Moty’s duties are diminished in any capacity, Mr. Moty is entitled to terminate the employment agreement and will be paid severance pay in a lump sum equal to two years’ total compensation at his December 31, 2013 total compensation rate if the change in control is prior to December 31, 2014 and one years’ total compensation at his then-current total compensation rate if the change in control is after December 31, 2014. In the event of termination, other than a change in control, Mr. Moty is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year.

Robert J. O’Neil Employment Agreement. The employment agreement with Mr. O’Neil who serves as Senior Vice President and Regional President of Sacramento Bank of Commerce (formerly Roseville Bank of Commerce), effective December 17, 2013, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. O’Neil will only be paid accrued salary plus accrued vacation calculated as of the date of his termination, payable in one lump sum. If Mr. O’Neil is terminated other than for those specified reasons, he will receive 12 months of total compensation plus accrued vacation calculated as of the date of his termination, payable in one lump sum. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. O’Neil’s salary or duties are diminished in any capacity, Mr. O’Neil will be paid, in one lump sum, a severance package including one years’ salary and one years’ profit sharing, each calculated according to the terms of the employment agreement, and his health insurance benefits shall continue for 12 months. In the event of termination, other than a change in control, Mr. O’Neil is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year.

Linda J. Miles Employment Agreement. Ms. Miles served as Executive Vice President and Chief Operating Officer of the Company and Redding Bank of Commerce pursuant to an employment agreement, effective January 1, 2011, until her retirement in February 2013. The employment agreement provides that in the event of termination for specified reasons, Ms. Miles will receive six months of total compensation plus accrued vacation calculated as of the date of her termination. If Ms. Miles is terminated other than for those specified reasons, she will receive 12 months of total compensation, plus accrued vacation calculated as of the date of her termination, payable in one lump sum. Ms. Miles’ health insurance benefits shall continue for 12 months in any termination circumstance. The employment agreement also provides that in the event of a change in control (as defined in the Salary Continuation Agreement) pursuant to which Ms. Miles’ duties are diminished in any capacity, Ms. Miles is entitled to terminate the employment agreement and will be paid severance pay in a lump sum equal to two years’ total compensation. In the event of termination, other than a change in control, Ms. Miles is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year. Ms. Miles’ employment agreement terminated upon her retirement from the Company in February 2013.

Robert C. Oberg Employment Agreement. The employment agreement with Mr. Oberg who served as Senior Vice President and Chief Risk Officer, effective January 1, 2011, is for a term of three years and shall automatically extend for a one-year period, subject to prior termination as provided within the agreement. The employment agreement provides that in the event of termination for specified reasons, Mr. Oberg will only be paid accrued salary plus accrued vacation calculated as of the date of his termination. If Mr. Oberg is terminated other than for those specified reasons, he will receive 12 months of total compensation plus accrued vacation calculated as of the date of his termination, payable in one lump sum. The employment agreement also provides that in the event of a change in control (as defined therein) pursuant to which Mr. Oberg’s salary or duties are diminished in any capacity, Mr. Oberg will be paid a severance package including one years’ salary and one years’ profit sharing, each calculated according to the terms of the employment agreement, and his health insurance benefits shall continue for 12 months. In the event of termination, other than a change in control, Mr. Oberg is prohibited from soliciting Redding Bank of Commerce’s customers or clients for a period of one year. Mr. Oberg’s employment agreement terminated upon his resignation from the Company in October 2013.

Potential Payments upon Termination or Change in Control

The following table shows the maximum amounts that would have been payable to the named executive officers at December 31, 2013, presuming that the payments were made as a lump sum: (1) in the event of termination or in the event of diminution in salary or job duties in connection with a change in control, and (2) as a result of termination other than termination arising from a change in control.

	Payments Upon a Change in Control		Termination Other Than Change in Control
	Payments under employment agreements	Payments under Supplemental Executive Retirement Plan	Payments under employment agreements	Payments under Supplemental Executive Retirement Plan
Name	($)(1)	($)(2)	($)(3)	($)(4)
Randall S. Eslick	$265,000	$229,937	$331,943	$229,937
Samuel D. Jimenez	581,377	86,318	269,231	86,318
Patrick J. Moty	644,800	652,302	368,386	574,998
Robert J. O’Neil	240,887	124,539	204,615	124,539
Robert N. Rowe	0	4,044	0	4,044

(1)

Amount shown for Mr. Eslick represents one year of total compensation; amount shown for Mr. Jimenez includes $500,000 for two years of total compensation, $58,749 for one years’ profit sharing (the average of that earned in 2011, 2012, and 2013), and $22,628 of health insurance benefits; amount shown for Mr. Moty represents two years of total compensation; and amount shown for Mr. O’Neil includes $190,000 for one year of total compensation, $34,614 for one years’ profit sharing (the average of that earned in 2011, 2012, and 2013), and $16,273 of health insurance benefits.

(2)

SERP payments are limited under IRS Section 280G to 2.99 times the average total compensation package. Amounts shown for each of Messrs. Eslick, Jimenez, O’Neil, and Rowe represent their respective accrual balances, and amount shown for Mr. Moty represents his lifetime benefit as determined by his Salary Continuation Agreement and tables in IRS Publication 590.

(3)

Amount shown for Mr. Eslick includes $265,000 for one year of total compensation, $20,385 accrued vacation payout, and $46,558 of health insurance benefits; amount shown for Mr. Jimenez includes $250,000 for one year of total compensation and $19,231 accrued vacation payout; amount shown for Mr. Moty represents $322,400 for one year of total compensation, $23,077 accrued vacation payout, and $22,909 of health insurance benefits; and amount shown for Mr. O’Neil includes $190,000 for one year of total compensation and $14,615 accrued vacation payout.

(4)	Amounts shown represent the executive officers’ respective accrual balances.

Director Compensation

The following is a summary of the compensation earned by the non-employee members of the Company’s Board during the fiscal year ended December 31, 2013.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Change in pension value and nonqualified deferred compensation earnings ($)	Total ($)
Orin N. Bennett	$58,000	$13,934	$71,934
Gary R. Burks	27,125	0	27,125
Joseph Q. Gibson	28,675	4,646	33,321
Kenneth R. Gifford, Jr.	2,750	38,089	40,839
Jon W. Halfhide	34,775	9,541	44,316
Linda J. Miles (1)	10,800	0	10,800
David H. Scott	63,900	20,313	84,213
Terence J. Street (2)	41,225	480	41,705
Lyle L. Tullis	62,825	20,276	83,101

(1)	Reflects director fees paid to Ms. Miles, a nominee to the Company’s Board, as a director of Redding Bank of Commerce.
(2)

Reflects (i) director fees paid to Mr. Street as a director of Redding Bank of Commerce prior to his election to the Company’s Board and (ii) director fees paid to Mr. Street as a member of the Company’s Board.

Annual Compensation

Compensation paid to non-employee directors consists of cash (in the form of a monthly retainer and meeting fees) and, when authorized, equity (in the form of stock option grants). Directors may also participate in the 2013 Directors’ Deferred Compensation Plan.

The Executive Compensation Committee is responsible for all matters related to directors’ compensation in connection with reviewing and establishing or recommending non-employee director compensation to the Board. Generally, the Executive Compensation Committee will review the amount of director compensation at least annually. For purposes of establishing director compensation, the Executive Compensation Committee evaluated directors’ compensation as compared to detailed public company information provided by McLagan, which is a leading marketer for benchmarking executive and director compensation for financial services companies.

A director who is an officer/employee of the Company or of a subsidiary is not compensated for his or her membership on the Board.

Monthly Retainer and Meeting Fees

During 2013, each independent director and Ms. Miles will receive $800 for each Board meeting attended and $800 for a monthly retainer. Committee meetings will be paid at a rate of $400 for each meeting attended. Committee chairpersons will be paid an additional $375 per meeting. The Chairman of the Board is paid an additional $1,200 per month, and the Chairman of the Audit Committee is paid an additional $1,000 per month.

Equity Compensation

Non-employee directors have historically been eligible to participate in the Company’s stock option plan, and in the past, have received grants of non-qualified stock options. Several non-employee directors were issued stock option grants under the Company’s 1998 Stock Option Plan (the “1998 Plan”), which expired in 2008. In 2008, the Company adopted the 2008 Stock Option Plan, which was amended and restated in 2010 and is now known as the 2010 Equity Incentive Plan (the “2010 Equity Plan”). As was the case with the 1998 Plan, the 2010 Equity Plan allows for the grant of non-qualified stock options to directors. The Executive Compensation Committee believes that, as part of director compensation, directors should have an opportunity to receive grants of equity awards; therefore, non-employee directors are eligible to receive awards under the Company’s 2010 Equity Plan.

Directors’ Deferred Compensation Plan

The directors’ deferred compensation plan adopted by the Board in 1993 (the “1993 Directors’ Deferred Plan”) is a non-qualified director benefit plan in which the eligible director voluntarily elects to defer some or all of his or her current fees in exchange for the Company’s promise to pay a deferred benefit. The deferred fees are credited with interest under the plan, and the accrued liability is paid to the director at retirement. The current interest rate on the plan is Wall Street Journal prime plus three percent (3%), with an option to change to ten percent (10%) fixed immediately preceding retirement. As a non-qualified plan, the plan is only available to independent directors without regard to nondiscrimination requirements of qualified plans. The account is segregated from other assets owned by Redding Bank of Commerce only by way of its identification on the books of Redding Bank of Commerce as a liability of Redding Bank of Commerce to the Director. The account is subject to claims of general creditors of Redding Bank of Commerce, and the account shall be a general unsecured creditor of Redding Bank of Commerce.

No deferred compensation shall be payable to a director until the death, disability, resignation, retirement or removal from office of such director. All such compensation, together with interest thereon, shall be provided to such director, or his beneficiary, within thirty (30) days from the date of death, disability, retirement or resignation. If the director has designated an optional installment payment method, the first installment shall be paid six months after his or her normal retirement date.

Upon the death of a director, distribution of compensation deferred, together with interest, shall be made either in one lump sum or as installments, depending on the election of each director prior to death, to his or her designated beneficiary.

Deferred compensation by reason of resignation or retirement may, at the option of the director, be payable in approximately equal monthly installments over a period not to exceed fifteen (15) years, provided however, that on any such installment method of distribution, interest shall continue to be credited on the undistributed sums.

As of December 31, 2013, the Company’s accrued obligations under the 1993 Directors’ Deferred Plan were $3,369,119. The accrued obligations under the 1993 Directors’ Deferred Plan will continue to accrue interest; however, as of December 31, 2013, no additional deferrals will be made under the 1993 Directors’ Deferred Plan.

The Company’s Board adopted a new directors’ deferred compensation plan in December 2013 (the “2013 Directors’ Deferred Plan”), to be effective beginning January 2014. The terms of the 2013 Directors’ Deferred Plan are virtually identical to the 1993 Directors’ Deferred Plan, with the following exceptions: (i) the interest rate shall be adjusted annually and shall mean the Bloomberg 20-year Investment Grade Financial Institutions index rate in effect on the immediately preceding December 31, plus two percent (2%); (ii) no deferred compensation shall be payable to a director until a separation from service has occurred, which means that the director ceases for any reason to provide services to the Company as a member of the Board; and (iii) the director may elect to receive payments in a lump sum (payable within thirty (30) days following the separation from service) or in approximately equal monthly installments over a period not to exceed ten (10) years.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Executive Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Executive Compensation Committee of the Board met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Executive Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and the 2013 Annual Report on Form 10-K.

In addition, the Executive Compensation Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

Members of the Executive Compensation Committee

Jon W. Halfhide, Chairman
Orin N. Bennett
Gary R. Burks

Lyle L. Tullis

REPORT OF THE AUDIT AND QUALIFIED LEGAL COMPLIANCE COMMITTEE

The Audit and Qualified Legal Compliance Committee (“Audit Committee”) of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and SEC rules.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board. With respect to fiscal 2013, the Audit Committee has:

(1)

reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)

discussed with the independent registered public accounting firm, Moss Adams, LLP the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (the "PCAOB") in Rule 3200T. The Committee has received the written disclosure and the letter from Moss Adams, LLP required by applicable requirements of the PCAOB regarding independence and has discussed with Moss Adams, LLP the auditor's independence;

(3)	discussed with the Company’s internal and independent registered public accounting firm the overall scope and plans for their respective audits; and

(4)

met with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to in items (1) through (4) above, the Audit Committee has recommended to the Company’s Board that the audited financial statements be included in the Company’s Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

All fees paid to Moss Adams, LLP during 2013 were pre-approved by the Audit Committee.

Respectfully submitted by the members of the Audit Committee,

David H. Scott, CPA; Chairman Audit Committee

Gary R. Burks

Jon W. Halfhide, CPA

Terence J. Street

Lyle L. Tullis

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to the Company by Moss Adams, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2013 and 2012 fiscal years and for other services rendered during the 2013 and 2012 fiscal years.

Fee Category	Fiscal 2013	% of Total	Fiscal 2012	% of Total
Audit Fees	$339,184	99%	$231,376	100%
Audit-Related Fees	0	0%	0	0%
Tax Fees	0	0%	0	0%
All Other Fees	3,701	1%	0	0%
Total Fees	$342,885	100%	$231,376	100%

Audit Fees. Consists of fees billed to the Company for professional services rendered by Moss Adams, LLP in connection with the audit of our financial statements included in the Company’s Form 10-Ks and review of financial statements included in the Company’s Form 10-Qs.

Audit-Related Fees. Moss Adams, LLP did not render any professional services for other audit-related services, such as information technology services relating to financial information systems design and implementation.

Tax Fees. Moss Adams, LLP did not render any professional services for tax compliance, tax advice, or tax planning during 2013. Tax fees paid in 2013 of $51,177 but not included above consist of preparation of income tax returns and tax planning services provided by Brown, Fink, Boyce and Astle for fiscal year 2013.

All Other Fees. Other fees totaling $3,701 were billed by Moss Adams, LLP in the fiscal year 2013.

In considering the nature of the services provided by Moss Adams, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Moss Adams, LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

The Audit Committee also discussed with management and the independent accountants the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent accountants their audit plans, audit scope and identification of audit risks.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm. The Audit Committee may pre-approve a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

This list of services includes audit services, audit-related services, tax services and all other services. The Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee. Any proposed service that falls outside of the pre-approved fee levels requires specific pre-approval by the Audit Committee.

shareholder proposals RECOMMENDED BY
THE BOARD OF DIRECTORS

PROPOSAL NO. 1: Election of Directors

In accordance with the Company’s articles and bylaws, the Board has set the number of directors for election to the Board at the 2014 Annual Meeting at nine (9) and has nominated the persons identified in the section entitled “Information About Executive Officers and Directors – Directors of the Company” for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the annual meeting in 2015 or until their earlier resignation.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy holder may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternatives. The Board has no reason to believe that its nominees would prove unable to serve if elected.

The Board recommends a vote FOR the election of each of the nominees for director.

PROPOSAL NO. 2: Ratify the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014

The affirmative vote of a majority of votes cast at the Annual Meeting on this proposal is required to ratify the selection of independent public accountants. If you abstain from voting, it has no effect on the outcome of this proposal.

The Board recommends a vote FOR the ratification of the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014.

PROPOSAL NO. 3: Advisory (Non-Binding) Resolution on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to submit to the shareholders a non-binding vote on the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this Proxy Statement.

This proposal, commonly known as a "say-on-pay" proposal, gives the Company's shareholders the opportunity to endorse or not endorse the Company's executive pay program and policies through the following resolution:

"Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this Proxy Statement."

This vote shall not be binding on the Board and will not be construed as overruling a decision by the Board, nor shall the vote create or imply any additional fiduciary duty by the Board. However, the Executive Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions will have no effect on the voting.

The Board recommends a vote FOR the adoption of the non-binding advisory resolution approving the compensation of the named executive officers.

OTHER BUSINESS

Proposals by shareholders to transact business at the Company’s 2015 Annual Meeting must be delivered to the Company at its principal administrative office located at 1901 Churn Creek Road, Redding, California 96002 no later than November 28, 2014 in order to be considered for inclusion in our proxy statement and proxy card. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s sponsored proxy materials.

Notice of any business item proposed to be brought from the floor before an annual meeting by a shareholder, including the nomination of directors, must be received by the Secretary of the Company no earlier than February 15, 2015 and no later than March 10, 2015 and must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the proposal. If the Company does not receive timely notice, such proposal will not be considered a business item at the annual meeting. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. If the Chairman of the meeting acknowledges the nomination of a person not made in compliance with the foregoing procedures, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the nomination is made at the meeting.

Shareholders may contact an individual director, the Board as a group, or a specified committee or group by sending a written communication to the Company’s headquarters address. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication.

The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about the Company.

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies submitted on the enclosed form will be voted in accordance with the judgment of the persons voting the proxies. Whether or not you intend to be present at the Annual Meeting, we request that you return your signed proxy promptly.

By Order of the Board of Directors

/s/ David H. Scott

David H. Scott
Corporate Secretary

Redding, California
April 10, 2014

REVOCABLE PROXY
BANK OF COMMERCE HOLDINGS

2014 ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, MAY 20, 2014 AT 5:15 P.M.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

You, the undersigned shareholder, appoint each of Lyle L. Tullis, Chairman of the Board, and Randall S. Eslick, President and CEO, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Bank of Commerce Holdings Common Stock that you would be entitled to vote, as of March 31, 2014, at the Annual Meeting of Shareholders to be held at 1951 Churn Creek Road, Redding, California on Tuesday, May 20, 2014 at 5:15 p.m.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON TUESDAY, MAY 20, 2014.

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT REGISTRAR AND TRANSFER COMPANY :

http://www.cfpproxy.com/6562

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
Proposal 1: The Board of Directors recommends a vote FOR all of the Nominees below.	☐	☐	☐

Nominees:

(01) Orin N. Bennett (02) Gary R. Burks
(03) Joseph Q. Gibson (04) Randall S. Eslick
(05) Jon W. Halfhide (06) Linda J. Miles
(07) David H. Scott (08) Terence J. Street
(09) Lyle L. Tullis

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

	For	Against	Abstain
Proposal 2: The Board of Directors recommends a vote FOR the ratification of the selection of Moss Adams, LLP as our independent registered public accounting firm for 2014.	☐	☐	☐
Proposal 3: The Board of Directors recommends a vote FOR the adoption of the non-binding advisory resolution approving the compensation of the named executive officers.	☐	☐	☐

This proxy when properly executed will be voted in the manner, directed by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed under Item 1 and in favor of Items 2 and 3.

ALL JOINT OWNERS MUST SIGN

Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by more than one person, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ______ Co-holder (if any) sign above

ALL JOINT OWNERS MUST SIGN

Please date this Proxy and sign it exactly as your name or names appear hereon. When shares are held by more than one person, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

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BANK OF COMMERCE HOLDINGS — ANNUAL MEETING, MAY 20, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/6562

You can vote in one of three ways:

1. Call **toll free 1-855-601-5121** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.rtcoproxy.com/boch** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

Bank of Commerce Holdings

ANNUAL MEETING OF SHAREHOLDERS
May 20, 2014
5:15 p.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

You, the undersigned shareholder, appoint each of Lyle L. Tullis, Chairman of the Board, and Randall S. Eslick, President and CEO, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Bank of Commerce Holdings Common Stock that you would be entitled to vote, as of March 31, 2014, at the Annual Meeting of Shareholders to be held at 1951 Churn Creek Road, Redding, California on Tuesday, May 20, 2014 at 5:15 p.m.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

NOTE: If you vote by telephone or internet, **THERE IS NO NEED TO MAIL BACK** your Proxy Card.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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